      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1997



                                                      REGISTRATION NO. 333-17919

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             BRAZIL FAST FOOD CORP.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    13-3688737
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                         ------------------------------


                               PRAIA DO FLAMENGO
                                 200-22o. ANDAR
                                 CEP 22210-030
                             RIO DE JANEIRO, BRAZIL
                                 55-21-556-0424
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                         ------------------------------


                             PETER VAN VOORST VADER
                            CHIEF EXECUTIVE OFFICER
                             BRAZIL FAST FOOD CORP.
                               PRAIA DO FLAMENGO
                                 200-22o. ANDAR
                                 CEP 22210-030
                             RIO DE JANEIRO, BRAZIL
                                 55-21-285-2424
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                  COPIES OF ALL COMMUNICATIONS AND NOTICES TO:


                              IRA I. ROXLAND, ESQ.
                                Cooperman Levitt
                         Winikoff Lester & Newman, P.C.
                                800 Third Avenue
                            New York, New York 10022
                              Tel: (212) 688-7000
                              Fax: (212) 755-2839


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time after the effective date of this Registration Statement as the Selling Stockholders shall determine.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


                   CALCULATION OF ADDITIONAL REGISTRATION FEE



            TITLE OF EACH CLASS                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
            OF SECURITIES TO BE                  AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
                 REGISTERED                       REGISTERED          PER SHARE*            PRICE*         REGISTRATION FEE
Common Stock, $.0001
  par value.................................     400,000 shs.           $3.00             $1,200,000           $363.64


* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        SUBJECT TO COMPLETION--PRELIMINARY PROSPECTUS DATED JUNE 3, 1997


PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                3,783,750 SHARES


                             BRAZIL FAST FOOD CORP.

                                  COMMON STOCK
                               ------------------


    This Prospectus relates to 3,162,500 shares of common stock, par value $0.0001 per share (the "Common Stock"), of Brazil Fast Food Corp. (the "Company"), which shares are being offered for sale by the persons named herein under the caption "Selling Stockholders" (the "Selling Stockholders"). This Prospectus also relates to 621,250 shares of Common Stock that may be offered for sale by all but four of the Selling Stockholders subsequent to their issuance upon future exercises of currently outstanding warrants owned by such Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."



    The Common Stock is quoted on The Nasdaq SmallCap Market (the "NASDAQ-SCM")
under the symbol "BOBS." On June   , 1997, the last sale price of the Common
Stock as reported by the NASDAQ-SCM was $    per share.



    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON P. 6 OF THIS PROSPECTUS.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

    The Company has agreed to bear all expenses (other than selling discounts, concessions and commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

    The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

                            ------------------------


                  THE DATE OF THIS PROSPECTUS IS JUNE  , 1997

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet website located at www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                               TABLE OF CONTENTS


The Company..........................................................................          3
Risk Factors.........................................................................          6
Incorporation of Certain Documents by Reference......................................         10
Selling Stockholders.................................................................         11
Legal Opinion........................................................................         13
Experts..............................................................................         13
Venbo Comercio de Alimentos Ltda.--Index to Financial Statements.....................        F-1
Brazil Fast Food Corp. and Subsidiaries--Index to Financial Statements...............       F-21


    No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                                  THE COMPANY

    Unless otherwise specified, all references in this Prospectus to (i) "reais," the "real" or "R$" are to the Brazilian real (singular), or to the Brazilian reais (plural), the legal currency of Brazil, and (ii) "U.S. dollars" or "$" are to United States dollars. All amounts in Brazilian currencies which existed prior to the adoption of the real as the Brazilian national currency on July 1, 1994 have been restated in reais in this Prospectus. Unless otherwise specified, all financial statements and other financial information either presented herein or incorporated herein by reference are in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

GENERAL

    Brazil Fast Food Corp. (the "Company"), through its wholly-owned subsidiary, Venbo Comercio de Alimentos Ltda. ("Venbo"), a Brazilian limited liability company which conducts business under the tradename "Bob's", owns and, directly and through franchisees, operates the second largest chain of hamburger fast food restaurants in Brazil.


BUSINESS COMBINATION WITH "BLANK CHECK" COMPANY



    The Company, formerly known as Trinity Americas Inc. ("Trinity"), was incorporated in the State of Delaware in September 1992. The executive offices of the Company are located at Praia do Flamengo, 200-220. Andar, CEP 22210-030, Rio de Janeiro, Brazil; its telephone number is 55 21 556-0424.


    Trinity was formed in September 1992 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with an operating business (an "Acquired Business") located in Latin America, primarily in Argentina, Brazil, Chile or Mexico (the "Target Countries").


ACQUISITION OF "BOB'S"



    In February 1994, Trinity successfully consummated an initial public offering of its equity securities (the "IPO") from which it derived net proceeds of approximately $9,600,000. Of such proceeds, approximately $8,800,000 was deposited in a trust account (the "Trust Account") pending the consummation of a Business Combination, which occurred on March 19, 1996 as described below, at which time such proceeds, including interest earned thereon (approximately $9,900,000), were released to Trinity. The balance of such net proceeds, which were not required to be deposited in the Trust Account, were used to pay Trinity's IPO offering expenses, to pay Trinity's operating expenses subsequent to the IPO, including expenses attendant to the evaluation of prospective Acquired Businesses, and to partially defray professional fees and other expenses incurred by Trinity in connection with the Acquisition (as hereinafter defined).



    On March 19, 1996 (the "Closing"), Trinity acquired all the outstanding quotas (shares of capital stock) of Venbo from Bob's Industria e Comercio Ltda. ("BIEC") and Arnaldo Bisoni ("Bisoni") for $19,200,000 (the "Purchase Price"), of which $16,700,000 was paid in cash at the Closing (inclusive of a $100,000 prepayment in October 1995), with the balance of $2,500,000 payable with interest at the rate of 1- 1/8% per annum over LIBOR due 720 days from the Closing, with payment to be assured by a guarantee of Banco Bradesco S.A. In addition, Trinity acquired all of the trademarks relating to Venbo's business from Vendex International N.V., an affiliate of both BIEC and Bisoni, for $1,800,000 (the "Trademarks Purchase Price"), payable to BIEC with interest at the rate of 6- 7/8% per annum in monthly installments equal to 4% of Venbo's net sales for each immediately preceding month. Trinity's acquisition of the quotas and trademarks is hereinafter referred to as the "Acquisition."


    At the Closing, Trinity issued 1,046,422 shares of its Common Stock to Shampi Investments A.E.C. ("Shampi) in exchange for the assignment by Shampi to Trinity of Shampi's right to acquire the outstanding quotas of Venbo. These shares have been pledged as collateral security for Trinity's payment of the Trademarks Purchase Price.

    In order to raise sufficient cash to complete the Acquisition and to fund Trinity's subsequent expansion strategy, Trinity sold 3,115,701 shares of its Common Stock to new investors in a private transaction (the "Initial Private Placement") at $3.20 per share, resulting in net proceeds to Trinity of approximately $10,000,000. The participants in the Initial Private Placement were domestic, European and Latin American financial institutions and private investors, all of whom were "accredited" (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and in the rules promulgated thereunder).


    Funding of the cash portion of the Purchase Price was derived from the following sources: (i) approximately $9,900,000 from the funds held in the Trust Account; (ii) $4,000,000 from a Brazilian subsidiary of Coca-Cola, which was paid to the Company concurrently with the consummation of the Acquisition, in consideration for Coca-Cola products being designated the exclusive soft drink products for all of the Company's restaurants for a ten-year term and for the Company's agreement to participate at its own expense in joint promotions and marketing programs with Coca-Cola during such term; and (iii) $2,800,000 from the net proceeds of the Initial Private Placement.



    As a result of the Acquisition and the Initial Private Placement: (i) Venbo became a wholly-owned subsidiary of the Company, (ii) Shampi and the investors in the Initial Private Placement, collectively, acquired an approximately 58.4% equity interest in the Company, (iii) designees of Shampi constituted three of the five members of the Company's Board of Directors, and (iv) the Company's name was changed to "Brazil Fast Food Corp."


RECENT DEVELOPMENTS


    MR. THEO ACQUISITION



    On June 10, 1996, the Company acquired all of the outstanding capital shares (quotas) of, respectively, Bigburger Sao Paulo Lanchonetes Ltda. and Bigburger Goiania Lanchonetes Ltda., each a Brazilian corporation (collectively, the "Mr. Theo Companies"), from Rucker Holdings Corporation, a non-affiliated British Virgin Islands corporation ("Rucker"), for (i) $250,000 (paid in Brazilian reais) and (ii) 510,000 shares of the Company's Common Stock.



    The Mr. Theo Companies owned and operated 8 "Mr. Theo" hamburger fast food restaurants in Sao Paulo and Goiania, Brazil. All of these, including one outlet purchased by a Company franchisee, have been rebranded and are now operating under the Company's "Bob's" tradename.



    BIGBURGER ACQUISITION



    On July 24, 1996, the Company completed the acquisition of the hamburger fast food restaurant assets of each of BigBurger Ltda. and five of its affiliated Brazilian companies (collectively, "BigBurger") from a non-affiliated person for 1,520,000 shares of the Company's Common Stock. Of the shares issued to BigBurger Ltda., 228,000 shares have been pledged in favor of the Company as collateral security for the transfer of the operating leases to be released and an additional 228,000 shares have been pledged in favor of the Company as collateral security for the truth and accuracy of the several representations and warrants by BigBurger in the Acquisition Agreement.



    BigBurger owned and operated 27 "BigBurger" hamburger fast food restaurant outlets (inclusive of outlets operated by franchises) in nine Brazilian States. All of these outlets have been rebranded and all but one are currently operating under the Company's "Bob's" tradename. This remaining former "BigBurger" outlet is temporarily closed pending a site relocation.

    The Mr. Theo and BigBurger acquisitions, together with the Company's direct expansion efforts and franchising activities, have increased the number of "Bob's" hamburger fast food retail outlets (including kiosks and moveable trailers) to 126 as of March 31, 1997. Of these 126 outlets, 89 were owned by the Company and the balance by franchisees.



    PRIVATE PLACEMENTS



    In order to fund the cost of an accelerated program for modernizing and upgrading the appearance of its newly acquired and existing hamburger fast food retail outlets, the Company in August 1996 raised approximately $4,850,000 in net proceeds from the sale to new investors in a private transaction of 621,250 units at a price of $8.00 per unit, each unit consisting of two shares of common stock and one common stock purchase warrant (the "Second Private Placement"). The participants in the Second Private Placement were domestic, European and Latin American financial institutions and private investors, all of whom were "accredited" (as such term is defined in the Securities Act and in the rules promulgated thereunder).



    During the first four months of 1997, the Company sold an aggregate of 400,000 shares of its Common Stock in unrelated transactions to two Brazilian banks and one European institution, respectively (collectively, the "1997 Private Placements"), from which the Company derived net proceeds of $1,210,000.

                                  RISK FACTORS

    An investment in the securities offered hereby involves certain risks. Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, before making an investment decision.

RISKS RELATING TO OPERATIONS

    OPERATING LOSSES


    For the three months ended March 31, 1997 and the year ended December 31, 1996, the Company incurred net losses of R$1,484,000 and R$5,153,000, respectively. There can be no assurance that the Company's future operations will be profitable.


    COMPETITION


    The restaurant industry, and particularly the fast food segment, is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location. The Company and its franchisees face competition from a broad range of other restaurants and food service establishments. These competitors include international, national and local fast food chains. The Company's most significant competitor is McDonald's, whose restaurants offer food products similar to those offered by Bob's restaurants, at comparable prices. Several international and local competitors are also present in the Brazilian fast food market, including Arby's, Subway, Pizza Hut and Kentucky Fried Chicken. A significant Brazilian fast food competitor is Habbib's, which offers Middle Eastern food at its 72 stores. McDonald's, in particular, has vastly greater over-all financial and other resources than the Company.


    The fast food industry is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies in the fast food industry have introduced products positioned to capitalize on growing consumer preference for food products that are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will continue to regard Bob's products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's other competitors or that the Company will be able to compete successfully.

    CERTAIN FACTORS AFFECTING THE FAST FOOD RESTAURANT INDUSTRY


    In order to remain competitive, the Company is required to respond to changing consumer preferences, tastes and eating habits, increases in food and labor costs and national, regional and local economic conditions. Many companies internationally have adopted "value pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors' price reductions. Continuing or sustained price discounting in the fast food industry could have an adverse effect on the Company. In addition, after investing resources in the training of its employees, the Company faces pressure from competitors who may try to hire such employees after they have been trained by the Company.



    RISKS ATTENDANT TO FRANCHISE EXPANSION



    The Company's growth strategy is substantially dependent upon its ability to attract, retain and contract with qualified franchisees and the ability of these franchisees to open and operate their restaurants successfully. In addition, the Company's continued growth will depend in part on the ability of existing and future franchisees to obtain sufficient financing or investment capital to meet their market development obligations. If the Company experiences difficulty in contracting with qualified franchisees, if franchisees are unable to meet their development obligations or if franchisees are unable to operate their restaurants profitably, then the Company's future operating results could be adversely affected.

    GOVERNMENT REGULATION

    The Company and its franchisees are subject to regulatory provisions relating to the wholesomeness of food, sanitation, health, safety, fire, land use and environmental standards. Suspension of certain licenses or approvals due to failure to comply with applicable regulations or otherwise, could interrupt the operations of the affected restaurant. The Company and its franchisees are also subject to Brazilian federal labor codes establishing minimum wages and regulating overtime and working conditions. Changes in such codes could result in increased labor costs that could adversely impact future operating results. A Brazilian federal franchising law, enacted in December 1994, requires a franchisor to furnish a written offering statement to each perspective franchisee prior to consummation of the sale of a franchise, containing (i) the franchisor's background; (ii) the duties and responsibilities of each of the franchisor and franchisee; (iii) all fees payable by the franchisee to the franchisor; and (iv) information with respect to the operations and profitability of prior franchisees of the franchisor. Such offering statement is not required to be reviewed by, or filed with any governmental agency. The franchise law also delineates the respective legal rights, primarily rights of action, of the franchisor and franchisee. Should any further laws applicable to franchise relationships and operations be enacted, the Company is unable to predict their effect on its operations.

    DEPENDENCE ON KEY PERSONNEL

    Management believes that the Company's future success will depend in significant part upon the continued service of certain key personnel (principally Peter van Voorst Vader and Rogerio Carlos Lamin Braz, the Chief Executive Officer and the President, respectively, of both the Company and Venbo), and upon the Company's ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial personnel or that it can attract and retain such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. The Company has entered into three year employment agreements with each of Messrs. van Voorst Vader and Braz.


RISKS RELATING TO BRAZIL


    CHANGE OF ECONOMIC ENVIRONMENT

    In March 1994 the Brazilian government commenced a new economic stabilization plan, known as the "REAL Plan". Pursuant to the REAL Plan, the government (a) implemented a tax and public spending reform program designed to reduce public expenditures and to improve the collection of tax revenues, (b) announced the continuation of a privatization program and (c) on July 1, 1994, introduced a new currency, known as the REAL, to replace the CRUZEIRO REAL.


    The REAL Plan has resulted in substantial reduction in Brazil's rate of inflation, which has declined from 2,489.11% per annum in 1993 to 929.32% per annum in 1994 to 22.5% per annum in 1995 to 9.2% per annum in 1996, respectively.


    Despite the success to date of the REAL Plan in reducing substantially prevailing inflation levels in Brazil, there can be no assurance that this economic program will be any more successful than previous programs in reducing inflation over the long term. Accordingly, periods of substantial inflation may in the future once again have significant adverse effects on the Brazilian economy, on the value of the REAL and on the Company's financial condition, results of operations and business prospects.

    CURRENCY FLUCTUATIONS

    Fluctuations in the exchange rates between the Brazilian currency and the U.S. Dollar will affect the Company's operations. Brazil has historically experienced generally unpredictable currency devaluations for many years. Although the exchange rate between the REAL and the U.S. Dollar has been relatively stable since July 1994, compared to prior periods, the potential for future devaluation or volatility continues to persist.

    POLITICAL AND CONSTITUTIONAL UNCERTAINTY


    The Brazilian political scene has been marked by high levels of uncertainty since the country returned to civilian rule in 1985 after 20 years of military government. The death of a President-elect and the impeachment of another President, as well as frequent turnovers at and immediately below the cabinet level, particularly in the economic area, have contributed to the absence of a coherent and consistent policy to confront Brazil's economic problems. While the free market and liberalization measures of recent years have enjoyed broad political and public support, some important political factions remain opposed to significant elements of the reform program, including, in particular, the Workers' Party, headed by Mr. Luiz Inacio Lula da Silva, the runner-up in the 1989 Presidential elections and a candidate in the Presidential elections held on October 3, 1994. Mr. Fernando Henrique Cardoso, the former Finance Minister, was elected as the new President and took office on January 1, 1995 for a four year term. Legislation to amend Brazil's constitution to permit Mr. Cardoso to stand for re-election to a second four year term, recently introduced and passed in the Lower House of Brazil's Bicameral Legislature, is currently pending in the Upper House where passage, although generally expected, cannot be assured. Mr. Cardoso is expected to continue to pursue the adoption of free market and economic liberalization measures similar to those undertaken in recent years, although there can be no assurance that such measures will be adopted or, if adopted, that they will be successful.


    CONTROLS ON FOREIGN INVESTMENTS

    Brazil generally requires governmental approval for the repatriation of capital and income by foreign investors. Although such approvals are usually given, there can be no assurance that such approvals will be forthcoming in the future. In addition, the government may impose temporary restrictions on foreign capital remittances abroad, if there is a deterioration in the balance of payments or for other reasons. The Company could be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital from Venbo. There can be no assurance that additional or different restrictions or adverse policies applicable to Venbo will not be imposed in the future, or as to the duration or impact of any such restrictions or policies.

    ACCOUNTING REPORTING STANDARDS

    Companies in Brazil are subject to accounting, auditing and financial standards and requirements that differ, in some cases significantly, from those applicable to companies in the United States. In particular, inflation accounting rules may require for both tax and accounting purposes that certain assets and liabilities be restated using an index established by the government in order to express such items in terms of currency of constant purchasing power. However, the official index for price level restatement varies from year to year and may more accurately reflect actual inflation rates in one year than in another year. Consequently, the financial statements of Venbo included in this Prospectus, expressed in REAIS although prepared in accordance with U.S. GAAP, may not accurately reflect all inflationary distortions in such financial statements.

RISKS RELATING TO THE COMPANY GENERALLY

    IMPACT ON MARKET PRICE RESULTING FROM SUBSTANTIAL NUMBER OF SHARES ELIGIBLE
     FOR FUTURE SALE


    There are currently 1,115,000 shares of the Company's Common Stock that are "restricted securities", as such term is defined in Rule 144, promulgated under the Securities Act ("Rule 144"). Of such 1,115,000 shares, 225,556 shares are beneficially owned by Lawrence Burstein, a director of the Company. Under Rule 144, a holder of restricted securities, after the completion of a one year holding period (two years in the case of an affiliate of an issuer, such as Mr. Burstein, may every three months, sell, in ordinary brokerage transactions or in transactions directly with a market maker, an amount equal to the greater of one percent of the issuer's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale.



    An additional 3,783,750 shares of the Company's Common Stock, being, respectively, 1,520,000 shares issued to BigBurger, the 1,242,500 shares sold in the Second Private Placement, the 621,250 shares issuable upon exercise of the warrants sold in the Second Private Placement and the 400,000 shares sold in the 1997 Private Placements, pursuant to contractual obligations, have been included in a registration statement under the Securities Act of which this Prospectus is a part, and will become eligible for sale as of the date of this Prospectus.


    In addition, there are also outstanding options and warrants to purchase approximately 5,804,250 shares (inclusive of 510,000 shares issuable upon exercise of warrants held by the underwriters of the IPO).

    The sale of any of these shares could have an adverse effect on the future market price of the Company's Common Stock.

    INFLUENCE OF CERTAIN STOCKHOLDERS


    Mr. Burstein, together with Barry L. Goldin, John Cattier and Barry W. Ridings, each formerly an officer and/or Director of Trinity (collectively, The "Affiliated Trinity Stockholders"), Shampi and BigBurger, collectively, own approximately 29.52% of the currently outstanding shares of the Company's Common Stock, and, as a consequence of such ownership and the voting agreement referred to below, are able to influence the election of the Company's Board and thereby influence or direct the policies of the Company. Following consummation of the BigBurger Acquisition, the Affiliated Trinity Stockholders and Shampi entered into a voting agreement with BigBurger. Subject to certain exceptions, the voting agreement provides that there shall be not less than six directors of the Company and Shampi shall have the right to designate three of such directors, the Affiliated Trinity Stockholders shall have the right to designate two of such directors and BigBurger shall have the right to designate one of such directors. All parties to the voting agreement agreed to vote all of their shares of the Company's Common Stock in favor of the nominees for director designated in accordance with the foregoing provisions. The current directors of the Company have been elected or appointed in accordance with the provisions of a voting agreement superseded by this voting agreement. The Company is not aware of any agreements, understandings or other arrangements that may have been entered into among the several participants in any of the Initial Private Placement, the Second Private Placement or the 1997 Private Placements with respect to their representation upon the Company's Board or to otherwise seek to influence the current or future conduct of the Company's affairs.


    NO DIVIDENDS

    The Company has never paid cash dividends on its Common Stock, and the Company does not anticipate paying cash dividends in the foreseeable future. The Company intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business.

    POSSIBLE VOLATILITY OF STOCK PRICE

    The fast food market is highly competitive. Announcements by competitors of their commencement or intention to commence operations or to open additional stores in Brazil could cause the market price of the Company's Common Stock to fluctuate substantially. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to the Company and outside its control also could affect the market price of the Company's Common Stock.


    POTENTIAL EFFECTS OF "PENNY STOCK" RULES



    The market price of the Company's Common Stock as of the date of its Prospectus is less than $5.00 per share. If at a future date the Common Stock was to be delisted from trading on the NASDAQ-SCM, trading in the Common Stock might also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not quoted on the NASDAQ-SCM with a price of less than $5.00). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-23278) under the Exchange Act:


    (a) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996 ("the 1996 10-K Report");



    (b) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, as amended; and


    (j) The Company's Registration Statement on Form 8-A for a description of the Common Stock.

    All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests or such copies should be directed to Marcos Bastos Rocha, Chief Financial Officer, Brazil Fast Food Corp., Praia do Flamengo, 200-22o. Andar, CEP 22210-030, Rio de Janeiro, Brazil; telephone number 55 21 556-0424.

                              SELLING STOCKHOLDERS


    The following table sets forth certain information with respect to the Selling Stockholders. BigBurger Ltda. acquired its shares in exchange for the sale of all of its assets and those of five of its affiliated companies (collectively "BigBurger") to the Company. The remaining persons and financial institutions named below acquired their shares in either the Second Private Placement (exclusive of shares issuable upon exercise of warrants acquired in the Second Private Placement which are included in the table set forth below) or the 1997 Private Placements. These shares were acquired by the Selling Stockholders absent registration under the Securities Act, in each instance by reason of the exemption from such registration afforded by the provisions of
Section 4(2) thereof and Regulation D promulgated thereunder. The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders.



                                            BENEFICIAL
                                             OWNERSHIP                            OWNERSHIP OF         PERCENTAGE
                                        OWNERSHIP OF SHARES  NUMBER OF SHARES   SHARES OF COMMON        OF COMMON
           NAME OF SELLING              OF COMMON STOCK AT    OF COMMON STOCK    STOCK AFTER THE       STOCK AFTER
             STOCKHOLDER                 MAY 31, 1997 (1)    OFFERED FOR SALE      OFFERING(1)       THE OFFERING(2)
--------------------------------------  -------------------  -----------------  -----------------  -------------------
BigBurger Ltda.(3)....................        1,520,000           1,520,000            --                  --
Jay Haft..............................           18,000              10,500            --                  --
Daniel Brecher IRA/RO.................           12,500               6,750            --                  --
Norman Leben..........................            3,000               3,000            --                  --
Steven Millner........................            9,000               9,000            --                  --
Harris S. Jaffe.......................            6,500               3,000            --                  --
Aljosja Van Dorssen...................            8,500               4,500            --                  --
Willem Sijthoff.......................           61,300              37,500            --                  --
Daniel Brecher, Esq.
Retirement Plan.......................            8,250               8,250            --                  --
KTB Enterprises Ltd...................           15,000              15,000            --                  --
Casita Linda Corp.....................           10,500              10,500            --                  --
Gilbert Fiorentino....................           18,000              18,000            --                  --
Barry Ridings(4)......................           22,989               9,000            13,989              --
Murdock & Co..........................           30,000              30,000            --                  --
Pictet & Cie..........................          306,250             206,250           100,000              --
Saint Honore Marches Emergents........          112,500              75,000            37,500              --
Regemonde.............................           75,000              75,000            --                  --
Garage Chapusot B.V...................           11,250              11,250            --                  --
Antonio LMM Buschman..................           13,100               7,500             5,600              --
V.G. Moolenaar........................           14,500               7,500             7,000              --
Farm Frites Beheer B.V................           93,750              93,750            --                  --
Delaware Charter Guarantee &
  Trust, Trustee FBO Anthony G.
  Polak IRA...........................            7,500               7,500            --                  --
J.J.M. van der Does Willebois.........            4,500               4,500            --                  --
J. Tober..............................           15,000              15,000            --                  --
Richard Kress & Cheryl Kress JTWROS...           30,000              15,000            15,000              --
Richard Braver IRA Delaware Charter
  Trustee.............................           15,000              15,000            --                  --
Bond Consultoria Empresarial
  S/C Ltda.(5)........................           18,750              18,750            --                  --
James & Jane Tharington...............            4,500               4,500            --                  --
Combermere Corporation................            4,500               4,500            --                  --
James Thomas, Sr. MD..................            7,500               7,500            --                  --

                                            BENEFICIAL
                                             OWNERSHIP                            OWNERSHIP OF         PERCENTAGE
                                        OWNERSHIP OF SHARES  NUMBER OF SHARES   SHARES OF COMMON        OF COMMON
           NAME OF SELLING              OF COMMON STOCK AT    OF COMMON STOCK    STOCK AFTER THE       STOCK AFTER
             STOCKHOLDER                 MAY 31, 1997 (1)    OFFERED FOR SALE      OFFERING(1)       THE OFFERING(2)
--------------------------------------  -------------------  -----------------  -----------------  -------------------
Robert E. Pumphrey MD.................            7,500               7,500            --                  --
Beale H. Ong MD.......................            1,500               1,500            --                  --
Kinston Pathology.....................            3,000               3,000            --                  --
Domenic Pellillo......................            1,500               1,500            --                  --
James V. Lyons MD.....................            6,000               6,000            --                  --
J. Roddy Swaim........................           15,000              15,000            --                  --
Bernabe Palomares MD..................            6,000               6,000            --                  --
Elba Palomares MD.....................            6,000               6,000            --                  --
Gerard Romain MD......................            3,000               3,000            --                  --
Southern Medical Assoc................            6,000               6,000            --                  --
Felice Joy Ahrens.....................            1,500               1,500            --                  --
Robert Keith Ahrens MD................            1,500               1,500            --                  --
David Palomares.......................            1,500               1,500            --                  --
Melanie Palomares.....................            1,500               1,500            --                  --
Jennifer Palomares....................            1,500               1,500            --                  --
Leonard Glassman MD...................            1,500               1,500            --                  --
Eugene Wood MD........................            3,000               3,000            --                  --
Robert Gay MD.........................            3,000               3,000            --                  --
Nancy A. Prescott.....................            3,000               3,000            --                  --
L. Harrison Pillsbury MD..............            3,000               3,000            --                  --
Parsons & Ouverson....................            4,500               4,500            --                  --
Bulldog Capital Partners..............           60,000              60,000            --                  --
Bulldog Offshore Fund.................            6,000               6,000            --                  --
The Brazilian Equity Fund Inc.........          750,000             750,000            --                  --
Banco Modal...........................          200,000             200,000            --                  --
Icatu Bank Cayman Co..................          200,000             100,000           100,000              --
Rovell Investments Ltd................          100,000             100,000            --                  --


------------------------

(1) Includes shares of Common Stock issuable upon exercise of currently outstanding options.

(2) Unless otherwise indicated below, denotes beneficial ownership of less than 1% of outstanding Common Stock after the Offering.

(3) BigBurger Ltda. is a an affiliate of Jose Ricardo Bousquet Bomeny, a director of the Company.

(4) Mr. Ridings was a director of the Company until the consummation of the Acquisition.


(5) Bond Consultoria Empresarial S/C LTDA. is an affiliate of Peter Van Voorst Vader and of Omar Carneiro da Cunha, each a director of the Company.


    The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL OPINION


    The legality of the Common Stock offered hereby will be passed upon for the Company by Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022. Members of such Firm beneficially own shares of the Company's Common Stock, as well as certain of its Class A and Class B Redeemable Common Stock Purchase Warrants (aggregating less than 1% of any thereof).


                                    EXPERTS


    The financial statements of the Company and subsidiaries as of December 31, 1996 and for the year then ended and the financial statements of the Company (formerly Trinity) as of August 31, 1995 and 1994, and for the years ended August 31, 1995 and 1994, included or incorporated by reference in this Prospectus from the 1996 10-K Report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are included or incorporated herein by reference and have been so included or incorporated in reliance upon the authority of said firm as experts in giving said reports.



    The financial statements of Venbo as of December 31, 1995 and December 31, 1994 and for each of the years in the three year period ended December 31, 1995 included or incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick, independent public accountants, as indicated in their report with respect thereto, are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the aforementioned financial statements contain an explanatory paragraph which cites Venbo's dependence on past and continuing financial support of its then sole shareholder.

                       VENBO COMERCIO DE ALIMENTOS LTDA.
                         INDEX TO FINANCIAL STATEMENTS



Report of Independent Public Accountants..........................................          F-2

Balance Sheets - December 31, 1995 and 1994.......................................          F-3

Statements of Operations - For the Years Ended December 31, 1995, 1994 and 1993...          F-4

Statements of Cash Flows - For the Years Ended December 31, 1995, 1994 and 1993...          F-5

Statement of Changes in Shareholders' Equity - For the Years Ended December 31,
  1995, 1994 and 1993.............................................................          F-6

Notes to the Financial Statements.................................................  F-7 to F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Directors and Shareholders of
Venbo Comercio de Alimentos Ltda.



    We have audited the accompanying balance sheets of Venbo Comercio de Alimentos Ltda. as of December 31, 1995 and December 31, 1994, and the related statements of operations, cash flows and changes in shareholders' equity of Venbo Comercio de Alimentos Ltda. for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    As described in Note 10, the Company is dependent upon additional financial support from its shareholder. The Company has obtained assurance that it will continue to receive financial support, if necessary, from its shareholder.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Venbo Comercio de Alimentos Ltda. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles in the United States of America.



    As described in Note 3, the accompanying financial statements expressed in Brazilian reais have been fully indexed using appropriate indices to recognize the effects of changes in purchasing power of the Brazilian currency which conforms with generally accepted accounting principles in the United States of America.



Sao Paulo, Brazil                                    /s/ KPMG Peat Marwick
March 12, 1996, except for
note 20 which is as of March 26, 1996 and the
second paragraph of note 3a, the first and fourth paragraph
of note 3b and note 3d which are as of May 8, 1997

                       VENBO COMERCIO DE ALIMENTOS LTDA.



                                 BALANCE SHEETS



                           DECEMBER 31, 1995 AND 1994



    (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996 AND
                         THOUSANDS OF US DOLLARS-- US$)


                                                                                              DECEMBER 31
                                                                                   ---------------------------------
                                                                                      1995        1995       1994
                               ASSETS                                    NOTE          US$         R$         R$
--------------------------------------------------------------------  -----------  -----------  ---------  ---------

                                                                                    (NOTE 3D)
Current:
  Cash and cash equivalents.........................................            4       1,048       1,113        903
  Customer accounts receivable, net.................................            5       1,338       1,421      1,221
  Inventories.......................................................                    1,476       1,567        578
  Due from parent...................................................           16      --          --            404
  Other assets......................................................                      275         292        164
                                                                                   -----------  ---------  ---------
Total current assets................................................                    4,137       4,393      3,270
                                                                                   -----------  ---------  ---------
Property and equipment, net.........................................            6       8,356       8,874      9,780
                                                                                   -----------  ---------  ---------
Other assets:
  Deferred charges, net.............................................            7       1,054       1,119      1,057
  Financial investments.............................................            8      21,002      22,304     22,237
                                                                                   -----------  ---------  ---------
                                                                                       22,056      23,423     23,294
                                                                                   -----------  ---------  ---------
                                                                                       34,549      36,690     36,344
                                                                                   -----------  ---------  ---------
                                                                                   -----------  ---------  ---------
                            LIABILITIES
--------------------------------------------------------------------
Current:
  Accounts payable and accrued liabilities..........................                    3,195       3,392        685
  Due to parent.....................................................           16       8,539       9,067     --
  Due to other related parties......................................           16       1,987       2,110      2,557
  Payroll and related accruals......................................                    1,605       1,705      1,213
  Taxes other than income taxes.....................................                      372         395        594
  Other liabilities.................................................            9       3,057       3,247      2,478
                                                                                   -----------  ---------  ---------
Total current liabilities...........................................                   18,755      19,916      7,527
                                                                                   -----------  ---------  ---------
Loans and financing.................................................           10      39,095      41,518     44,229
                                                                                   -----------  ---------  ---------
Shareholders' equity:...............................................           11
  Monetarily corrected share capital................................                    4,277       4,542      4,542
  Accumulated deficit...............................................                  (27,578)    (29,286)   (19,954)
                                                                                   -----------  ---------  ---------
Total shareholders' equity (deficit)................................                  (23,301)    (24,744)   (15,412)
                                                                                   -----------  ---------  ---------
                                                                                       34,549      36,690     36,344
                                                                                   -----------  ---------  ---------
                                                                                   -----------  ---------  ---------
  Commitments and contingencies.....................................   17, 18, 19



            See the accompanying notes to the financial statements.

                       VENBO COMERCIO DE ALIMENTOS LTDA.



                            STATEMENTS OF OPERATIONS



                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996
                      AND THOUSANDS OF U.S. DOLLARS--US$)



                                                                                          YEARS ENDED DECEMBER 31
                                                                                --------------------------------------------
                                                                                   1995        1995       1994       1993
                                                                      NOTE          US$         R$         R$         R$
                                                                      -----     -----------  ---------  ---------  ---------
                                                                                 (NOTE 3D)
Net operating revenues:
    Restaurant sales.............................................                   62,901      66,799     52,804     43,007
    Franchise income.............................................                      652         692        483        698
    Other income.................................................                      417         443        386        620
                                                                                -----------  ---------  ---------  ---------
Total net operating revenues.....................................                   63,970      67,934     53,673     44,325
                                                                                -----------  ---------  ---------  ---------

Costs and expenses:
    Cost of restaurant sales.....................................                   23,837      25,314     18,813     17,760
    Restaurant payroll and other employee benefits...............                   12,302      13,065     11,574     13,033
    Restaurant occupancy and other expenses......................                    5,578       5,924      5,009      3,734
    Depreciation and amortization................................                    2,794       2,967      3,374      3,802
    Other operating expenses.....................................                   11,829      12,562      7,713      5,136
    Selling expenses.............................................                    3,254       3,456      4,328      3,064
    General and administrative expenses..........................                   10,939      11,616     10,679      6,728
    Restructuring expenses.......................................          14          251         266      3,058     --
                                                                                -----------  ---------  ---------  ---------
Total costs and expenses.........................................                   70,784      75,170     64,548     53,257
                                                                                -----------  ---------  ---------  ---------

Loss from operations.............................................                   (6,814)     (7,236)   (10,875)    (8,932)

    Interest income..............................................                    1,558       1,654      2,480      1,826
    Interest expense.............................................                   (4,809)     (5,107)    (5,369)    (5,137)
    Exchange gain/(loss).........................................                    1,277       1,357      9,372     (1,714)
                                                                                -----------  ---------  ---------  ---------
Net loss.........................................................                   (8,788)     (9,332)    (4,392)   (13,957)
                                                                                -----------  ---------  ---------  ---------
                                                                                -----------  ---------  ---------  ---------



            See the accompanying notes to the financial statements.

                       VENBO COMERCIO DE ALIMENTOS LTDA.



                            STATEMENTS OF CASH FLOWS



                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996



                      AND THOUSANDS OF U.S. DOLLARS--US$)


                                                                                         YEARS ENDED
                                                                                         DECEMBER 31
                                                                        ----------------------------------------------
                                                                            1995         1995       1994       1993
                                                                             US$          R$         R$         R$
                                                                        -------------  ---------  ---------  ---------

                                                                          (Note 3d)
CASH PROVIDED BY OPERATIONS:
  Net loss............................................................       (8,788)      (9,332)    (4,392)   (13,957)
  Adjustments to reconcile net loss to cash provided by (used in)
    operating activities:
      Depreciation and amortization...................................        2,794        2,968      3,375      3,804
      (Increase)/decrease in customer accounts receivable, net........         (188)        (200)    (1,062)       417
      (Increase)/decrease in inventories..............................         (932)        (989)      (421)       229
      (Increase)/decrease in other current assets.....................         (120)        (128)       142        (56)
      Increase in deferred charges....................................         (276)        (293)       (55)      (703)
      Increase/(decrease) in accounts payable and accrued expenses....        2,550        2,707        362         41
      Increase/(decrease) in payroll and related accruals.............          463          492       (430)      (488)
      Increase/(decrease) in taxes other than income taxes............         (187)        (199)       217       (230)
      Increase/(decrease) in other liabilities........................          724          769     (2,954)     1,089
                                                                             ------    ---------  ---------  ---------
Cash flows provided by (used in) operating activities.................       (3,960)      (4,205)    (5,218)    (9,854)
                                                                             ------    ---------  ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property and equipment.................................       (2,080)      (2,209)    (2,400)    (1,166)
  Asset disposals.....................................................          357          379      1,045      1,841
  Decrease in other investments.......................................       --           --             52     --
  (Increase)/decrease in financial investments........................          (64)         (68)     7,087    (29,324)
                                                                             ------    ---------  ---------  ---------
Cash flows provided by (used in) investing activities.................       (1,787)      (1,898)     5,784    (28,649)
                                                                             ------    ---------  ---------  ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Distribution of net assets..........................................       --           --         (4,702)    --
  Increase/(decrease) in bank loans...................................       --           --         (5,920)     2,704
  Increase/(decrease) in amounts due to group companies, net..........        8,498        9,024     28,737    (26,584)
  Increase/(decrease) in other non-current liabilities................       (2,553)      (2,711)   (18,092)    62,322
                                                                             ------    ---------  ---------  ---------
Cash flows provided by (used in) financing activities.................        5,945        6,313         23     38,442
                                                                             ------    ---------  ---------  ---------
Increase/(decrease) in cash and cash equivalents......................          198          210        589        (61)
Cash and cash equivalents at beginning of year........................          850          903        314        375
                                                                             ------    ---------  ---------  ---------
Cash and cash equivalents at end of year..............................        1,048        1,113        903        314
                                                                             ------    ---------  ---------  ---------
                                                                             ------    ---------  ---------  ---------



            See the accompanying notes to the financial statements.

                       VENBO COMERCIO DE ALIMENTOS LTDA.



                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



                                                                              MONETARILY
                                                                              CORRECTED
                                                                                SHARE      ACCUMULATED
                                                                               CAPITAL       DEFICIT       TOTAL
                                                                             ------------  ------------  ---------

Balances at December 31, 1992..............................................       44,076       (36,437)      7,639

Net loss for the year......................................................       --           (13,957)    (13,957)
                                                                             ------------  ------------  ---------

Balances at December 31, 1993..............................................       44,076       (50,394)     (6,318)

Other movements (Note 11)..................................................      (39,534)       34,832      (4,702)

Net loss for the year......................................................       --            (4,392)     (4,392)
                                                                             ------------  ------------  ---------

Balances at December 31, 1994..............................................        4,542       (19,954)    (15,412)

Net loss for the year......................................................       --            (9,332)     (9,332)
                                                                             ------------  ------------  ---------

Balances at December 31, 1995..............................................        4,542       (29,286)    (24,744)
                                                                             ------------  ------------  ---------
                                                                             ------------  ------------  ---------



            See the accompanying notes to the financial statements.

                       VENBO COMERCIO DE ALIMENTOS LTDA.



                       NOTES TO THE FINANCIAL STATEMENTS



              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



1--OPERATIONS



    Venbo Comercio de Alimentos Ltda. ("Venbo" or "the Company"), a subsidiary of Bob's Industria e Comercio Ltda. ("Bob's") with headquarters in Rio de Janeiro, Brazil, was incorporated on April 30, 1993 to operate fast food outlets in conjunction with its holding company Bob's.



    There are a total of 70 Bob's restaurants in Brazil, 50 of which are operated by Venbo and 20 by Venbo's franchisees. In addition, Venbo has 4 permanent kiosks and 4 trailers which are used at different locations for special events. Of the 78 units currently in operation (including the kiosks and trailers), 46 are located in the State of Rio de Janeiro, 22 are in the State of Sao Paulo and the balance in the capital cities of the other States of Brazil. Nine of the Venbo operated outlets occupy Venbo owned real estate.



2--FINANCIAL STATEMENT PRESENTATION



    The Company's predecessor was established in 1952 by Bob Falkenburg when he opened his first ("Bob's") store on Copacabana Beach selling hamburgers, hot-dogs, milkshakes and french fries. Mr. Falkenburg sold his interest in 1974 to Libby McNeil E. Libby USA ("Libby"). Under Libby ownership, a manufacturing operation was established for the purpose of supplying food products to Bob's as well as other users in the Rio de Janeiro and Sao Paulo areas. In 1982, Libby sold its interest in Bob's to Nestle who operated the business until 1987, when it sold its interest in Bob's operations to Bob's, the current shareholder of Venbo. In April 1993, Bob's formed two wholly-owned subsidiaries, Venbo and Venbis Comercio e Industria de Alimentos Ltda. ("Venbis") and simultaneously transferred all of the fixed assets relating to the store operations to Venbo and all of the fixed assets relating to the manufacturing operation to Venbis, respectively. In May 1994, Bob's transferred all of the store operations to Venbo and all of the factory operations to Venbis.



    Finally, in October 1995, Bob's entered into a Heads of Agreement to sell all of the Quotas (capital shares) of Venbo to Trinity Americas Inc. for total consideration of approximately US$ 21,000,000 subject to the timely resolution of certain outstanding matters and the outcome of certain investigations by the potential buyer.



    As part of this agreement, on or before the closing date, Venbo's rights and obligations to the floating rate notes and zero coupon bonds, as described in Notes 8 and 10, will be vested in the current shareholder or a company affiliated to the current shareholder. In addition, the intercompany indebtedness of Venbo will be converted into quotas (shares) of Venbo to be issued to the current shareholder and to be transferred to the potential buyer.

                       VENBO COMERCIO DE ALIMENTOS LTDA.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



2--FINANCIAL STATEMENT PRESENTATION (CONTINUED)


    In order that a meaningful presentation of predecessor financial information is made for the purposes hereof, the following financial statements are included herein:



Statement of operations for the year ended     Statements of operations of Bob's (store
  December 31, 1993                            operations only) and Venbo on a consolidated
                                               basis

Statement of operations for the period from    Statements of operations of Bob's (store
  January 1, 1994 to May 31, 1994              operations only) and Venbo on a consolidated
                                               basis

Balance sheet at December 31, 1994 and         Balance sheet and Statement of operations of
  Statement of operations for the period from  Venbo
  June 1, 1994 to December 31, 1994

Balance sheet at December 31, 1995 and         Balance sheet and Statement of operations of
  Statement of operations for the year ended   Venbo
  December 31, 1995



    In order that a meaningful analysis of 1994 financial position and results of operations can be made, the results of operations for the period from January 1, 1994 to May 31, 1994 and June 1, 1994 to December 31, 1994 have been combined and all intercompany transactions have been eliminated.



3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    A. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") These financial statements have been prepared in accordance with GAAP in the United States. Such accounting principles differ in certain respects from Brazilian GAAP, which is applied by the Company for annual financial statement preparation. In addition, certain reclassifications and changes in terminology have been made to financial statements previously issued in order that the present financial statements conform with reporting practices prevailing in the United States.



    All amounts in Brazilian currency, that existed prior to the adoption of the real, have been restated in constant Brazilian reais of December 31, 1996 purchasing power.



    B. CONSTANT CURRENCY RESTATEMENT The accompanying financial statements have been indexed and expressed in currency of constant purchasing power of December 31, 1996 by using the monthly average values of the fiscal reference unit Unidade Fiscal de Referencia ("UFIR") through December 31, 1995 and the IGP-M index for the period January 1, 1996 through December 31, 1996, depending on the nature of the account.

                       VENBO COMERCIO DE ALIMENTOS LTDA.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    The value of the UFIR in Brazilian reais at December 31 of each of the years 1992, 1993, 1994 and 1995, and the periodic inflation as measured by the UFIR were as follows:



                                                                          VALUE OF     INFLATION
                                                                             1.0          FOR
                                                                         UFIR UNITS   THE PERIOD
YEAR                                                                     OF ONE REAL       %
-----------------------------------------------------------------------  -----------  -----------
1992...................................................................    0.0026691     1,129.4
1993...................................................................    0.0673164     2,422.1
1994...................................................................    0.6767000       905.3
1995...................................................................    0.8287000        22.5



    For the periods through 1995, the UFIR has been the officially prescribed index required to be used under Brazilian GAAP, and Venbo believes it is an appropriate index of general price level inflation to be used under US GAAP.



    For the year 1996 the IGP-M index has been adopted as the proper index to measure inflation. The inflation as measured by the IGP-M for 1996 is 9.2%.



    Items in the income statement are adjusted to the balance sheet date by:



    - Allocating inflationary holding gains or losses on interest bearing monetary assets and liabilities to their corresponding interest income and expense captions;



    - Allocating inflationary holding gains and losses from other monetary items to their corresponding income and expense captions.



    The allocation of the inflationary gains and losses to their respective income statement captions is shown in Note 12.



    C. FOREIGN CURRENCY Transactions in foreign currency are recorded at the prevailing exchange rate at the time of the related transactions. Assets and liabilities denominated in foreign currencies are translated into Brazilian reais at exchange rates reported by the Central Bank of Brazil at each balance sheet date. The related transaction gains and losses are recognized in the statement of operations as they occur.



    D. TRANSLATION OF CONSTANT BRAZILIAN REAL AMOUNTS INTO U.S. DOLLAR
AMOUNTS The translation of Brazilian real amounts into U.S. dollar amounts is unaudited and included solely for the convenience of readers outside of Brazil and has been performed at the closing selling exchange rate published by the Central Bank of Brazil of R$ 0.9725 to U.S. dollar 1.00 for December 31, 1995, based on non-restated Brazilian real amounts. This translation should not be construed as a representation that the Brazilian real amounts could be converted to U.S. dollars at this or any other rate.



    E. INVENTORIES Inventories, consisting mainly of food, beverages and supplies, are stated at the lower of indexed cost or replacement value. Cost of inventories is determined principally on the average cost basis.



    F. FINANCIAL INVESTMENTS In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.115, "Accounting for Certain Investments in Debt and Equity Securities". This Statement requires the classification of debt and equity securities based on whether the

                       VENBO COMERCIO DE ALIMENTOS LTDA.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


securities that will be held to maturity, are considered trading securities or are available for sale. Classification within these categories may require the securities, to be reported at their fair market value with unrealized gains and losses included either in current earnings or reported as a separate component of shareholders' equity, depending on the ultimate classification. The Company adopted the provisions of this Statement effective January 1, 1994, which had no impact on the Company's financial statements.



    G. PROPERTY AND EQUIPMENT Property and equipment is stated at price-level adjusted cost, less price-level adjusted accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method on the estimated useful lives of the related assets.



    Annual depreciation rates are as follows:



Buildings and building improvements..........  4%
Leasehold improvements.......................  Term of the related rent contract or 10% for owned buildings
Machinery and equipment......................  10%
Furniture and fixtures.......................  10%
Vehicles.....................................  20%



    Contract terms for the rented buildings, in general, range between 5 to 10 years.



    Repairs and maintenance are charged to operations as incurred. When assets are sold, retired, or otherwise disposed of, the applicable costs and accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized.



    H. DEFERRED CHARGES Deferred charges, which relate to leasehold premiums paid in advance for rented outlet premises, are stated at price-level adjusted cost, less price-level adjusted accumulated amortization.



    The amortization period is the term of the related rental contract, which, in general, ranges between 5 and 10 years.



    I. PREOPENING COSTS Labor costs and the costs of hiring and training personnel and certain other costs relating to the opening of new restaurants are expensed as incurred.



    J. REVENUE RECOGNITION Revenues, whether these consist of sales to final consumers or other income, are recognized when earned.



    K. FRANCHISE FEE REVENUE Initial franchise fee revenue is recognized when all material services and conditions relating to the franchise have been substantially performed or satisfied, which normally occurs when the restaurant is opened. Annual franchise fees based on a percentage of the sales of the franchisee are recognized when earned.



    L. INTEREST INCOME AND EXPENSE Interest income represents interest earned after adjusting for the effects of inflation as measured by the variation in the UFIR index.



    Interest expense represents interest incurred after adjusting for the effects of inflation as measured by the variation in the UFIR index.

                       VENBO COMERCIO DE ALIMENTOS LTDA.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    M. INCOME TAX Deferred taxes are provided on the liability method on a full provision basis in accordance with Statement of Financial Accounting Standards No. 109.



    N. SEGMENT INFORMATION Venbo operates primarily in the sale of fast food to final consumers. All of Venbo's sales are made within Brazil.



    O. USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



4--CASH AND CASH EQUIVALENTS



    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



                                                                    DECEMBER 31,      DECEMBER 31,
                                                                        1995              1994
                                                                   ---------------  -----------------
Cash.............................................................           303               210
Bank accounts....................................................           810               693
                                                                          -----               ---
                                                                          1,113               903
                                                                          -----               ---
                                                                          -----               ---



5--CUSTOMER ACCOUNTS RECEIVABLE, NET



                                                                    DECEMBER 31,     DECEMBER 31,
                                                                        1995             1994
                                                                   ---------------  ---------------
Gross receivables................................................         1,625            1,239
Provision for doubtful accounts..................................          (204)             (18)
                                                                          -----            -----
                                                                          1,421            1,221
                                                                          -----            -----
                                                                          -----            -----

                       VENBO COMERCIO DE ALIMENTOS LTDA.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



6--PROPERTY AND EQUIPMENT, NET



                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1995          1994
                                                                   ------------  ------------
Land.............................................................          319           319
Buildings and building improvements..............................        2,833         2,815
Leasehold improvements...........................................       13,980        12,942
Machinery and equipment..........................................       13,459        13,975
Furniture and fixtures...........................................        4,338         4,603
Vehicles.........................................................          658           606
                                                                   ------------  ------------
                                                                        35,587        35,260
Less accumulated depreciation and amortization...................      (26,713)      (25,480)
                                                                   ------------  ------------
                                                                         8,874         9,780
                                                                   ------------  ------------
                                                                   ------------  ------------



7--DEFERRED CHARGES, NET



                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1995           1994
                                                                   -------------  -------------
Leasehold premiums...............................................        2,696          2,403
Less accumulated amortization....................................       (1,577)        (1,346)
                                                                        ------         ------
                                                                         1,119          1,057
                                                                        ------         ------
                                                                        ------         ------



8--FINANCIAL INVESTMENTS



    Financial investments consist of zero coupon bonds, denominated in U.S. dollars. The zero coupon bonds are subject to exchange variation and mature in May 2005 at the value of the floating rate notes, US$(000) 39,095 (see Note 10). The zero coupon bonds are discounted to present value at each period end using an implicit interest rate of 6.9%.

                       VENBO COMERCIO DE ALIMENTOS LTDA.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



9--OTHER LIABILITIES



                                                                    DECEMBER 31,     DECEMBER 31,
                                                                        1995             1994
                                                                   ---------------  ---------------
Rent payable.....................................................           407              373
Accrued sales promotion..........................................           177              235
Accrued maintenance..............................................            44               69
Accrued interest payable.........................................         1,364            1,016
Other accrued liabilities........................................         1,255              785
                                                                          -----            -----
                                                                          3,247            2,478
                                                                          -----            -----
                                                                          -----            -----



10--LOANS AND FINANCING



    Loans and financing consists of floating rate notes of US$(000) 39,095. The notes are subject to exchange variation and interest at LIBOR plus 1.125% per year, and mature in July 2005. The loan is guaranteed by Venbo's ultimate parent company, Vendex International, and will be liquidated in May 2005 against the zero coupon bonds (see Note 8).



    During the course of its existence the Company has relied upon financial support from Vendex group companies to finance its operations.



    The Company's shareholder has expressed its intention to provide the Company with additional financial support, if and when required, for the Company to continue its operations, up to the final closing date of the possible sale to Trinity Americas Inc., or, in the event such sale does not close, up to and including the year 1996.



11--SHAREHOLDERS' EQUITY



    Venbo's share capital at December 31, 1995 consists of 128,632 thousand shares of nominal value of R$ 0.01 each, issued and fully paid-in.



    Other movements in 1994 relate to the distribution of Bob's store operations to Venbo. The net movement consists of the elimination of non-factory related assets and liabilities that were not transferred to Venbo in May 1994 as part of the transfer of operations from Venbo's predecessor, Bob's, to Venbo.

                       VENBO COMERCIO DE ALIMENTOS LTDA.

      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



12--INFLATIONARY EFFECTS ON THE FINANCIAL STATEMENTS



    Inflationary effects on the financial statements that are included in the statements of operations comprise principally net purchasing power gains. For the purposes of presenting the financial statements in their fully indexed form, realized inflationary gains and losses on non-interest bearing assets and liabilities have been allocated to the following captions of the statements of operations:



                                                                                             YEARS ENDED DECEMBER 31,
                                                                                          -------------------------------
                                                                                            1995       1994       1993
                                                                                          ---------  ---------  ---------
Net operating revenues..................................................................       (109)      (187)      (586)
Cost of restaurant sales................................................................         73        170         46
Restaurant payroll and other employee benefits..........................................         82      1,023      3,585
Restaurant occupancy and other expenses.................................................         48        441      1,028
Other operating expenses................................................................         69      1,002      1,865
Selling expenses........................................................................         19        382        842
General and administrative expenses.....................................................         75      1,111      2,443
                                                                                                ---  ---------  ---------

  Total.................................................................................        257      3,942      9,223
                                                                                                ---  ---------  ---------
                                                                                                ---  ---------  ---------



    The above stated gains and losses were generated from the following balance sheet accounts:



Cash and cash equivalents..............................................         (5)        (7)       (22)
Customer accounts receivable...........................................       (104)      (181)      (567)
Other assets...........................................................        (22)      (224)      (416)
Accounts payable and accrued liabilities...............................         73        223         48
Payroll and related accruals...........................................         51        471        838
Taxes other than income taxes..........................................         38        750        737
Other liabilities......................................................        226      2,910      8,605
                                                                               ---  ---------  ---------

  Total................................................................        257      3,942      9,223
                                                                               ---  ---------  ---------
                                                                               ---  ---------  ---------

                       VENBO COMERCIO DE ALIMENTOS LTDA.

      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



12--INFLATIONARY EFFECTS ON THE FINANCIAL STATEMENTS (CONTINUED)


    Inflationary gains and losses on interest bearing assets and liabilities were allocated to the following captions in the statement of operations:



                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
Gross interest income..............................................................      1,654      2,480      2,032
Inflationary loss..................................................................         --         --       (206)
                                                                                     ---------  ---------  ---------

Net interest income................................................................      1,654      2,480      1,826
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

Gross interest expense.............................................................     (5,107)   (24,592)   (25,131)
Inflationary gain..................................................................         --     19,221     19,994
                                                                                     ---------  ---------  ---------

Net interest expense...............................................................     (5,107)    (5,369)    (5,137)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

Gross exchange loss................................................................     (3,028)   (55,312)   (67,441)
Inflationary gain..................................................................      4,385     64,684     65,727
                                                                                     ---------  ---------  ---------

Net exchange gain/(loss)...........................................................      1,357      9,372     (1,714)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------



    The inflationary gains and losses were generated from bank balances, bank overdrafts, floating rate notes and zero coupon bonds.



13--CASH FLOW INFORMATION



                                                                                            YEARS ENDED DECEMBER 31,
                                                                                         -------------------------------
                                                                                           1995       1994       1993
                                                                                         ---------  ---------  ---------
Interest paid..........................................................................      3,929      5,724      1,890



    No income taxes were paid in 1993, 1994 and 1995.



14--RESTRUCTURING EXPENSES



    Restructuring expenses in 1994 consist of legal expenses in respect of the restructuring of the group and severance indemnities paid to former employees following the outsourcing of certain administrative activities. Restructuring expenses in 1994, amounting to R$ 3,058 included R$ 843 for severance payments and R$ 2,215 for legal expenses related to the group restructuring. The restructuring activities for which the costs were accrued in 1994 were completed in 1994 in accordance with plans.



    In 1995, the Company accrued and paid R$ 266 for restructuring expenses of a similar nature to those incurred in 1994.

                       VENBO COMERCIO DE ALIMENTOS LTDA.

      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



15--TAXATION



    Venbo is in a tax loss position. Tax losses through December 31, 1995 relating to income tax and social contribution tax amount to R$ 8,066 and R$ 10,678 respectively.



    Social contribution tax is a Brazilian tax levied on taxable income and is by its nature comparable to corporate income tax.



    The accumulated tax loss position can be offset against future taxable income. Recent tax legislation restricts the offset of accumulated tax losses to 30% of taxable profits on an annual basis. These losses can be offset indefinitely.



    Tax losses and the related deferred tax assets and liabilities and valuation allowance relate exclusively to the legal entity Venbo. No recognition has been given to the potential tax benefits of the losses attributable to the outlet operations which, prior to May 1994, were carried within the Bob's legal entity.



    Following is a reconciliation of the amount of reported income tax expense / benefit and the amount computed by applying the combined statutory tax rate of 48.1% to the loss before income taxes:



                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1995
                                                                                                 -----------------
Loss before taxes as reported in the accompanying financial statements.........................          9,332

Tax benefit at the combined statutory rate.....................................................         (4,488)
Net losses for which no tax benefit was recorded...............................................          4,271
Other..........................................................................................            217
                                                                                                        ------
Income tax charge / benefit as reported in the accompanying financial statements...............         --
                                                                                                        ------
                                                                                                        ------

                       VENBO COMERCIO DE ALIMENTOS LTDA.

      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



15--TAXATION (CONTINUED)


    The following is the composition of deferred tax assets and liabilities and the related valuation allowance at December 31, 1995, based on temporary differences and tax loss carry forwards determined by applying social contribution and the income tax rates of respectively, 8% and 25%.



                                                                                       SOCIAL
                                                                                    CONTRIBUTION    INCOME
                                                                                         TAX          TAX       TOTAL
                                                                                    -------------  ---------  ---------
DEFERRED TAX ASSETS:
      Tax loss carry forward......................................................          792        2,015      2,807
      Provision for contingencies.................................................           24           81        105
      Tax deductible only when paid...............................................       --              880        880
      Fixed assets................................................................          808        2,526      3,334
      Deferred charges............................................................          495        1,545      2,040
      Zero coupon bond............................................................          156          489        645
      Other.......................................................................           39          123        162
                                                                                         ------    ---------  ---------

          Total deferred tax assets...............................................        2,314        7,659      9,973
                                                                                         ------    ---------  ---------
DEFERRED TAX LIABILITIES:
    Additional indexation income..................................................       --              926        926
    Floating rate note............................................................           87          272        359
                                                                                         ------    ---------  ---------

          Total deferred tax liabilities..........................................           87        1,198      1,285
                                                                                         ------    ---------  ---------
Net deferred tax..................................................................        2,227        6,461      8,688
                                                                                         ------    ---------  ---------
Valuation allowance...............................................................       (2,227)      (6,461)    (8,688)
                                                                                         ------    ---------  ---------

                                                                                         --           --         --
                                                                                         ------    ---------  ---------
                                                                                         ------    ---------  ---------



    The valuation allowance reflects the Company's assessment of the likelihood of realizing the net deferred tax assets in view of current operations and the Company's recurring losses.



16--RELATED PARTY TRANSACTIONS



    Venbo had significant business relationships with its affiliated company Venbis as Venbis was Venbo's main supplier of products.



    The following transactions were conducted with Venbis/the factory, excluding taxes:



                                                                                           YEARS ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1995       1994       1993
                                                                                        ---------  ---------  ---------
Purchase of raw materials.............................................................      7,348     16,139     13,409



    For purposes of these financial statements for the period from January 1, 1993 up to May 1994, the transactions between the factory and the outlets are included in the related party transactions disclosed in this note, although both operations were at this time legally part of Venbo's predecessor, Bob's. Similarly,

                       VENBO COMERCIO DE ALIMENTOS LTDA.

      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



16--RELATED PARTY TRANSACTIONS (CONTINUED)


the rents charged in the period April 30, 1993 to May 31, 1994 by Venbo to Bob's and by Venbis to Bob's have been excluded from the financial statements and from this Note (see also Note 2).



    As of April 30, 1993, and upon incorporation of Venbo, certain assets and liabilities were transferred by affiliated companies and capitalized within Venbo. The assets consisted of property and equipment and deferred charges which, in principle, all related to the outlet operations. For local statutory and tax purposes these assets were transferred at a value determined by independent appraisers. The accompanying financial statements reflect these assets at the original cost, price level adjusted, paid by Venbo's predecessor, less accumulated depreciation.



    On April 30, 1993, zero coupon bonds and floating rate notes were transferred to Venbo upon incorporation through Venbo's predecessor, Bob's, by an affiliated company. The floating rate notes were transferred at their nominal value. The zero coupon bonds were transferred at their market value at the time of the transaction (see also Notes 8 and 10).



    In 1995, Venbo paid a royalty of R$ 2,839 to Bob's for the use of the trade name, the use of the formulas and the operational processes. In 1993 and 1994 no royalties were paid.



    In March 1995 the parent company of Venbo, Bob's, assigned an intercompany receivable of R$ 2,293 to Venbo. Venbo capitalized this receivable, recording an investment in a group company which has been subsequently sold. At the same time a loss was recorded by Venbo for the same amount as the group company had a negative net equity. This loss is included in general and administrative expenses.



17--LEASES



A. GENERAL



    As at December 31, 1995 Venbo's operations comprise 50 fast food outlets of which 9 are owned and 41 are leased under operating leases.



B. OPERATING LEASES



    In addition to fixed lease obligations, Venbo pays a percentage of sales for various fast food outlets. In the year ended December 31, 1995 total rent costs were incurred of R$ 3,633 (year ended December 31, 1994 and 1993, R$ 3,775 and R$ 3,383, respectively).

                       VENBO COMERCIO DE ALIMENTOS LTDA.

      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



17--LEASES (CONTINUED)


C. COMMITMENTS



    The future minimum lease payments under operating leases with an initial or remaining noncancelable lease term in excess of one year at December 31, 1995 are as follows:



Financial year:
1996.................................................................      1,955
1997.................................................................      1,834
1998.................................................................      1,496
1999.................................................................      1,245
2000.................................................................        874
Later years..........................................................      1,136
                                                                       ---------

        Total minimum lease payments.................................      8,540
                                                                       ---------
                                                                       ---------



18--OTHER COMMITMENTS



    The Company has long term contracts (mainly 5 to 10 years) with all of its franchisees. Under these contracts the franchisee has the right to use the Bob's name and formulas in a specific location or area.



    The Company has no specific financial obligations in respect of these contracts.



19--CONTINGENCIES



    In the normal course of business, Venbo is involved in legal procedures and claims with both private and governmental parties. As at December 31, 1995 contingencies for labor, civil and fiscal claims exist for a total gross amount of approximately R$ 492. In the balance sheet as at December 31, 1995 a provision of R$ 292 is made for these claims.



    Venbo may be held liable for contingencies resulting from claims against its parent company Bob's, in case Bob's and Vendex do Brasil, the parent company of Bob's will be unable to meet their financial obligations resulting from these claims. These claims in nature refer to labor, civil and fiscal disputes with both private and governmental parties. The total value of these claims as at December 31, 1995 amounts to approximately R$ 4,368. While the Company is unable to estimate a range of possible loss for these claims, in the opinion of management the ultimate liability resulting from all pending claims will not have a material adverse effect on the financial position or results of operations of the Company.



    Venbo is contesting the assessment of certain value-added taxes (ICMS). Pending the resolution of judicial proceedings, Venbo has deposited ICMS tax (sales tax) in court, for the total amount of approximately R$ 5,350 as of December 31, 1995, which equals the gross claim amount. Considering the status of the court cases a provision was made for the same amount. The deposit and the provision were netted in the financial statements. Consequently, the final outcome of the judicial proceedings in this respect could lead to a potential gain, ranging up to a maximum of R$ 5,350. However the potential gain, if ever realized, would be to the benefit of Venbo's current shareholders.

                       VENBO COMERCIO DE ALIMENTOS LTDA.

      (IN THOUSANDS OF CONSTANT BRAZILIAN REAIS--R$, OF DECEMBER 31, 1996)



20--SUBSEQUENT EVENTS



    As at March 19, 1996, Bob's has sold its 100% interest in Venbo to Trinity Americas Inc. As part of the agreement, in March 1996 Venbo's rights and obligations to the floating rate notes and the zero coupon bonds, as described in Notes 8 and 10, have been vested in Bob's. In addition, the intercompany indebtedness of Venbo has been converted into quotas (shares) of Venbo (see also
Note 2).



                                     * * *

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES



                         INDEX TO FINANCIAL STATEMENTS



                                                                                                         PAGE
                                                                                                      -----------

Report of Independent Public Accountants............................................................     F-22

Consolidated Balance Sheet as of December 31, 1996..................................................     F-23

Consolidated Statement of Operations for the year ended December 31, 1996...........................     F-24

Consolidated Statement of Cash Flows for the year ended December 31, 1996...........................     F-25

Consolidated Statement of Changes in Shareholders' Equity for the year ended
  December 31, 1996.................................................................................     F-26

Notes to the Consolidated Financial Statements......................................................    F-27-39

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of Brazil Fast Food Corp. and Subsidiaries:



    We have audited the accompanying consolidated balance sheet of Brazil Fast Food Corp. and subsidiaries (formerly Trinity Americas Inc.) (a Delaware corporation) as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provides a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brazil Fast Food Corp. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                          /s/ ARTHUR ANDERSEN LLP



New York, New York



March 26, 1997 (except with respect to matters



   discussed in Note 2.c as to which the date is May 23, 1997)

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                           CONSOLIDATED BALANCE SHEET



                               DECEMBER 31, 1996
     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................................................  R$ 1,531,000
  Accounts receivable, net of allowance for doubtful accounts of R$312,000....     1,542,000
  Inventories.................................................................       856,000
  Prepaid and other assets....................................................     1,247,000
                                                                                ------------
    TOTAL CURRENT ASSETS......................................................     5,176,000
PROPERTY AND EQUIPMENT, NET...................................................    24,215,000
DEFERRED CHARGES, NET.........................................................    14,063,000
GOODWILL, NET OF ACCUMULATED AMORTIZATION
  of R$205,000................................................................     6,323,000
OTHER.........................................................................        20,000
                                                                                ------------
    TOTAL ASSETS..............................................................  R$49,797,000
                                                                                ------------
                                                                                ------------
                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable...............................................................  R$ 1,963,000
  Accounts payable............................................................     3,186,000
  Accrued expenses............................................................     1,631,000
  Payroll and related accruals................................................     2,420,000
  Taxes, other than income taxes..............................................       902,000
  Deferred income.............................................................       646,000
  Other.......................................................................       455,000
                                                                                ------------
    TOTAL CURRENT LIABILITIES.................................................    11,203,000
                                                                                ------------
NOTES PAYABLE, less current portion...........................................     2,685,000
DEFERRED INCOME, LESS CURRENT PORTION.........................................     2,949,000
                                                                                ------------
    TOTAL LIABILITIES.........................................................    16,837,000
                                                                                ------------
COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000 shares authorized; no shares
    issued....................................................................       --
  Common stock, $.0001 par value, 20,000,000 shares authorized; 10,404,484
    shares issued and outstanding.............................................         1,000
  Additional paid-in capital..................................................    37,908,000
  Retained earnings (deficit).................................................    (4,956,000)
  Cumulative translation adjustment...........................................         7,000
                                                                                ------------
    TOTAL SHAREHOLDERS' EQUITY................................................    32,960,000
                                                                                ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................................  R$49,797,000
                                                                                ------------
                                                                                ------------



            See the accompanying notes to the financial statements.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                      CONSOLIDATED STATEMENT OF OPERATIONS



                      FOR THE YEAR ENDED DECEMBER 31, 1996
     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NET OPERATING REVENUES:
  Restaurant sales............................................................  R$55,469,000
  Franchise income............................................................       640,000
  Other income................................................................     1,233,000
                                                                                ------------
    TOTAL NET OPERATING REVENUES..............................................    57,342,000
                                                                                ------------
COSTS AND EXPENSES:
  Cost of restaurant sales....................................................    20,148,000
  Restaurant payroll and other employee benefits..............................    13,195,000
  Restaurant occupancy and other expenses.....................................     4,570,000
  Depreciation and amortization...............................................     2,607,000
  Other operating expenses....................................................     8,492,000
  Selling expenses............................................................     3,541,000
  General and administrative expenses.........................................     9,964,000
                                                                                ------------
    TOTAL COSTS AND EXPENSES..................................................    62,517,000
                                                                                ------------
(LOSS) FROM OPERATIONS........................................................    (5,175,000)
INTEREST INCOME...............................................................       110,000
INTEREST EXPENSE..............................................................      (136,000)
FOREIGN EXCHANGE GAIN.........................................................         4,000
                                                                                ------------
(LOSS) BEFORE BENEFIT FOR INCOME TAXES........................................    (5,197,000)
BENEFIT FROM INCOME TAXES.....................................................       (44,000)
                                                                                ------------
NET (LOSS)....................................................................  R$(5,153,000)
                                                                                ------------
                                                                                ------------
NET (LOSS) PER COMMON SHARE...................................................  R$      (.67)
                                                                                ------------
                                                                                ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....................................     7,696,106
                                                                                ------------
                                                                                ------------



            See the accompanying notes to the financial statements.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                      CONSOLIDATED STATEMENT OF CASH FLOWS



                      FOR THE YEAR ENDED DECEMBER 31, 1996



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



CASH FLOW FROM OPERATING ACTIVITIES:
  Net (loss).................................................................  R$ (5,153,000)
  Adjustments to reconcile net (loss) cash provided by operating activities:
    Depreciation and amortization............................................      3,119,000
    Changes in assets and liabilities net of effects from acquisitions:
      (Increase) in accounts receivable, net.................................       (671,000)
      (Increase) in inventories..............................................       (246,000)
      (Increase) in other current assets.....................................       (888,000)
      Increase in accounts payable...........................................      1,866,000
      Increase in accrued expenses...........................................        695,000
      Increase in payroll and related costs..................................        346,000
      Increase in taxes other than income taxes..............................        445,000
      (Decrease) in other liabilities........................................     (2,029,000)
      Increase in deferred income............................................      3,595,000
                                                                               -------------
        CASH FLOWS PROVIDED BY OPERATING ACTIVITIES..........................      1,079,000
                                                                               -------------
CASH FLOW FROM INVESTING ACTIVITIES:
Payment for purchase of acquisitions, net of cash acquired...................    (18,008,000)
Additions to property and equipment..........................................     (7,258,000)
Decrease in restricted cash and investments..................................      9,798,000
                                                                               -------------
        CASH FLOWS (USED IN) INVESTING ACTIVITIES............................    (15,468,000)
                                                                               -------------
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares of common stock.............................     15,855,000
Proceeds from issuance of notes payable......................................      1,716,000
Repayments of notes payable..................................................     (1,685,000)
                                                                               -------------
        CASH FLOWS PROVIDED BY FINANCING ACTIVITIES..........................     15,886,000
                                                                               -------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH......................................          7,000
                                                                               -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS....................................      1,504,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...............................         27,000
                                                                               -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.....................................  R$  1,531,000
                                                                               -------------
                                                                               -------------



             See the accompanying notes to the financial statements

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



                      FOR THE YEAR ENDED DECEMBER 31, 1996



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



                                        COMMON STOCK          ADDITIONAL        RETAINED      CUMULATIVE
                                   -----------------------      PAID-IN         EARNINGS      TRANSLATION
                                      SHARES     PAR VALUE      CAPITAL         (DEFICIT)     ADJUSTMENT       TOTALS
                                   ------------  ---------  ---------------  ---------------  -----------  ---------------
Balance, January 1,1996..........     2,964,861  R$ --      R$   10,057,000  R$      197,000   R$     --   R$   10,254,000
Issuance of shares for
  acquisitions...................     3,076,422     --           11,986,000        --             --            11,986,000
Issuance of shares for private
  placements.....................     4,363,201      1,000       15,865,000        --             --            15,866,000
Net loss for the year............       --          --            --              (5,153,000)     --            (5,153,000)
Cumulative translation
  adjustment.....................       --          --            --               --              7,000             7,000
                                   ------------  ---------  ---------------  ---------------  -----------  ---------------
Balance, December 31, 1996.......    10,404,484  R$  1,000  R$   37,908,000  R$   (4,956,000)  R$  7,000   R$   32,960,000
                                   ------------  ---------  ---------------  ---------------  -----------  ---------------
                                   ------------  ---------  ---------------  ---------------  -----------  ---------------



            See the accompanying notes to the financial statements.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                         NOTES TO FINANCIAL STATEMENTS



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 1--BUSINESS AND OPERATIONS



    Brazil Fast Food Corp. (formerly Trinity Americas Inc.) (the "Company") was incorporated in the State of Delaware on September 16, 1992, to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination with an operating business. The Company was in the development stage until March 19, 1996.



    On March 19, 1996 (the "Closing"), the Company acquired all of the outstanding quotas (shares of capital stock) of Venbo from Bob's Industria e Comercio Ltda. ("BIEC") and Arnaldo Bisoni ("Bisoni" and with BIEC, collectively, the "Sellers") for $19,200,000 (the "Purchase Price"), of which $16,700,000 was paid in cash at the Closing (inclusive of $100,000 which had been previously paid in October 1995 upon the parties' execution of the Heads of Agreement), with the balance of $2,500,000 payable with interest at the rate of 1 1/2% per annum over LIBOR due 720 days from the Closing. In addition, the Company acquired all of the trademarks relating to Venbo's business from Vendex International N.V., an affiliate of the Sellers, for $1,800,000, payable to BIEC with interest at the rate of 6 7/8% per annum in monthly installments equal to 4% of Venbo's net sales for each immediately preceding month. The Company's acquisition of the quotes and trademarks is hereinafter referred to as the "Acquisition".



    The Acquisition was treated for accounting purposes as a purchase and the consideration paid in excess of the net assets acquired was allocated to those net assets based on their fair market value. The unallocated amount has been classified as goodwill (R$3,700,000) and is being amortized over a 20 year period.



    At the date of Acquisition, Venbo, a Brazilian limited liability company which conducts business under the trademark "Bob's", owned and, directly and through franchisees, operated the second largest chain of hamburger fast food restaurants in Brazil.



    In order to raise sufficient cash to complete the Acquisition and to fund the Company's subsequent expansion strategy, the Company sold 3,115,701 shares of its common stock to new investors in a private transaction (the "Private Placement") at $3.20 per share, resulting in net proceeds to the Company of approximately $10,000,000.



    Funding of the cash portion of the Purchase Price was derived from the following sources; (i) approximately $9,900,000 from the Company's own funds;
(ii) $4,000,000 from a Brazilian subsidiary of Coca-Cola, which was paid to the Company concurrently with the consummation of the Acquisition, in consideration for Coca-Cola products being designated the exclusive soft drink products for all of the Company's restaurants for a ten-year term and for the Company's agreement to participate at its own expense in joint promotions and marketing programs with Coca-Cola during such term; and (iii) the balance of $2,800,000 from the proceeds of the Private Placement.



    At the Closing, the Company issued 1,046,422 shares of its common stock to Shampi Investments A.E.C. ("Shampi") in exchange for the assignment by Shampi to the Company of Shampi's right to acquire the outstanding quotas of Venbo.



    As a result of the Acquisition and the Private Placement: (i) Venbo became a wholly-owned subsidiary of the Company, (ii) Shampi and the investors in the Private Placement, collectively, acquired approximately 58.4% of the outstanding common stock of the Company, (iii) designees of Shampi, being respectively, Peter VanVoorst Vader, Omar Carneiro da Cunha and Arnaldo Bisoni, became three of the

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 1--BUSINESS AND OPERATIONS (CONTINUED)


five members of the Company's Board of Directors, and (iv) the Company's name was changed to "Brazil Fast Food Corp.". Reference is made to the Company's proxy statement dated February 12, 1996, for a discussion of Venbo's business and the background of the Acquisition.



    Subsequent to the Acquisition discussed above, Brazil Fast Food Corp changed its fiscal year to December 31, and filed a transition report on Form 10-Q for the period from September 1, 1995 to December 31, 1995.



    The Company sustained losses in the amount of R$5,153,000 for the year ended December 31, 1996. The Company's current assets include approximately R$1,531,000 in cash with approximately R$2,400,000 in accounts receivable and inventory. This is offset by approximately R$11,000,000 in current liabilities, R$3,000,000 of which is due to vendors, other operating costs and notes payable. The Company's operations provided net cash flows of approximately R$1,000,000 in 1996, most of which was used to fund the the acquisitions of two major chains of stores and capital expenditures.



    The Company plans to increase sales which includes introducing new programs and other products lines (i.e. a breakfast line) as well as its plans to open new stores primarily through franchising. Management's plans include reducing costs by negotiating more favorable terms in their food purchases as well as other general administrative expenses. In the opinion of management, these plans, coupled with the Company's current financing capabilities and the private placement of its securities in the amount of $1,210,000 made in the quarter ended March 31, 1997, will be sufficient to provide the Company with the ability to continue its operations for 1997.



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



    A. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")



    The financial statements have been prepared in accordance with GAAP used in the United States. Such accounting principles differ in certain respects from Brazilian GAAP, which is applied by the Company for annual financial statement preparation. In addition, certain reclassifications and changes in terminology have been made to financial statements previously issued in order that the present financial statements conform with reporting practices prevailing in the United States.



    B. PRINCIPLES OF CONSOLIDATION



    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.



    C. CONSTANT CURRENCY RESTATEMENT



    The 1996 financial statements have been indexed and expressed in currency of constant purchasing power at March 31, 1997 by using a monthly index derived from the Indice Geral de Precos-Mercado (IGP-M).

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


    Through 1995, the Company used the Unidade Fiscal de Referencia (UFIR) as the basis to reflect constant Brazilian Reais. Starting in 1996, the Company commenced using the IGP-M as the basis for indexation.



                                                                                    INFLATION
                                                                  VALUE OF 1.0         FOR
                                                                RESTATEMENT UNITS  THE PERIOD
YEAR                                                               OF ONE REAL          %
--------------------------------------------------------------  -----------------  -----------
1992..........................................................        0.0026691       1,129.4
1993..........................................................        0.0673164       2,422.1
1994..........................................................        0.6767000         905.3
1995..........................................................        0.8287000          22.5
1996..........................................................        0.9049000           9.2
March 31, 1997................................................        0.9356000           3.4



    The Company believes that the above indicies are appropriate general price level inflation indications to be used under US GAAP.



    Items in the income statement are adjusted to the balance sheet date by:



    - Allocating inflationary holding gains or losses on interest bearing monetary assets and liabilities to their corresponding interest income and expense captions;



    - Allocating inflationary holding gains and losses from other monetary items to their corresponding income and expense captions.



    The allocation of the inflationary gains and losses to their respective income statement captions is shown in Note 9.



    D. FOREIGN CURRENCY



    Transactions in foreign currency are recorded at the prevailing exchange rate at the time of the related transactions. Assets and liabilities denominated in foreign currencies are translated into Brazilian Reais at exchange rates reported by the Central Bank of Brazil at the balance sheet date. The related transaction gains and losses are recognized in the statement of operations as they occur.



    E. INVENTORIES



    Inventories, primarily consisting of food, beverages and supplies, are stated at the lower of indexed cost or replacement value. Cost of inventories is determined principally on the average cost method.



    F. FINANCIAL INVESTMENTS



    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This Statement requires the classification of debt and equity securities based on whether the securities that will be held to maturity, are considered trading securities or are available for sale. Classification within these categories may require the securities, to be reported at their fair market value with unrealized gains and losses

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


included either in current earnings or reported as a separate component of shareholders' equity, depending on the ultimate classification, The Company adopted the provisions of this statement on September 1, 1994, which had no material impact on the Company's financial statements.



    G. PROPERTY AND EQUIPMENT



    Property and equipment are stated at price-level adjusted cost, less price-level adjusted accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method over the following estimated useful lives of the related assets:



                                                                                          YEARS
                                                                                        ---------
Buildings and building improvements...................................................     50
Leasehold improvements................................................................       5-10
Machinery and equipment...............................................................      10-15
Furniture and fixtures................................................................      10-15
Vehicles..............................................................................     13



    H. DEFERRED CHARGES



    Deferred charges, which relate to leasehold premiums paid in advance for rented outlet premises are stated at price-level adjusted cost, less price-level adjusted accumulated amortization.



    The amortization period is the term of management's estimate of the related rental contract including renewal options which are solely at the discretion of the Company.



    I. PREOPENING COSTS



    Labor costs and the costs of hiring and training personnel and certain other costs relating to the opening of new restaurants are expensed as incurred.



    J. REVENUE RECOGNITION



    Initial franchise fee revenue is recognized when all material services and conditions relating to the franchise have been substantially performed or satisfied which normally occurs when the restaurant is opened. Annual franchise fees based on a percentage of the revenues of the franchisee are recognized when earned.



    Amounts received from the Coca-Cola agreement entered into as part of the Acquisition were recorded as deferred income and are being recognized over the term of the agreement.



    K. INCOME TAXES



    Deferred taxes are provided on the liability method on a full provision basis in accordance with Statement of Financial Accounting Standards No. 109.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


    L. USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    M. LONG-LIVED ASSETS



    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no material effect on the financial statements from the adoption of SFAS No. 121.



    N. NET INCOME (LOSS) PER COMMON SHARE



    Net income (loss) per common share is computed based on the weighted average number of common shares outstanding and common stock equivalents, if not anti-dilutive.



    Subsequent to December 31, 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share (EPS), replacing the presentation of currently required primary EPS with a presentation of Basic EPS, for entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently required fully diluted EPS, SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.



NOTE 3--RESTRICTED CASH AND INVESTMENTS



    The Company, pursuant to the terms of its initial public offering ("the Offering"), held approximately $9.6 million as of March 19, 1996, which included interest income, in a trust account which was primarily invested in a short term U.S. Government Security. These funds were released, in connection with the terms of the Offering, upon the consummation of the Acquisition.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 4--OTHER ACQUISITIONS



    On June 10, 1996, the Company acquired all of the outstanding quotas (capital shares) of, respectively, BigBurger Sao Paulo Lanchonetes Ltda. and BigBurger Goiania Lanchonetes Ltda., each a Brazilian corporation (collectively, the "Acquired Companies"), from Rucker Holding Corporation, a non-affiliated British Virgin Islands corporation ("Rucker"), for (i) R$251,000 and (ii) 510,000 shares of the Company's common stock valued at R$1,770,000. The Acquired Companies owned and operated 7 "Mr. Theo" hamburger fast food restaurants in Sao Paulo and Goiania, Brazil. All of these restaurants have been rebranded and are now operating under the Company's "Bob's" tradename. This acquisition has been accounted for using the purchase method of accounting. In connection with this acquisition, the Company has recorded approximately R$380,000 of excess purchase price over net assets acquired which is being amortized over a 20 year period.



    On July 24, 1996, the Company acquired all of the operating assets of each of BigBurger Ltda. ("BigBurger") and five of its affiliates, all Brazilian corporations (collectively, the "BigBurger Companies"), for 1,520,000 shares of the Company's common stock valued at R$6,641,000. The BigBurger Companies owned and operated 27 hamburger fast food restaurants, inclusive of outlets operated by franchisees, in 9 Brazilian states. All of these restaurants have been rebranded with the exception of one which is being rebranded and are now operating under the Company's "Bob's" tradename. This acquisition has been accounted for using the purchase method of accounting. In connection with this acquisition, the Company has recorded R$2,446,000 of excess purchase price over net assets acquired which is being amortized over a 20 year period.



    The following unaudited proforma information presents a summary of the consolidated results of operations of the Company as if all acquisitions had occurred on January 1, 1994.



                                                                     1996             1995             1994
                                                               ----------------  ---------------  ---------------
Net Operating Revenues.......................................  R$    78,791,000  R$   80,272,000  R$   65,772,000
Net Loss.....................................................  R$   ($7,917,000) R$   (9,526,000) R$   (4,418,000)
Loss per Common Share........................................  R$          (.76) R$         (.92) R$         (.42)



    The unaudited proforma results have been prepared for comparative purposes only and include certain adjustments, such as the amortization of the excess of cost over net assets acquired and increased number of shares outstanding. No adjustment has been made for stores that had been closed for rebranding during this period. These pro-forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions been in effect on January 1, 1994 or of future results of operations of the consolidated entities.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 5--PROPERTY AND EQUIPMENT



                                                                                DECEMBER 31,
                                                                                    1996
                                                                               ---------------
Land.........................................................................  R$    2,782,000
Buildings and building improvements..........................................        4,225,000
Leasehold improvements.......................................................        5,943,000
Machinery and equipment......................................................        9,912,000
Furniture and fixtures.......................................................        3,367,000
Vehicles.....................................................................          191,000
Other........................................................................           39,000
                                                                               ---------------
                                                                                    26,459,000
Less: Accumulated depreciation and amortization..............................       (2,244,000)
                                                                               ---------------
                                                                               R$   24,215,000
                                                                               ---------------
                                                                               ---------------



NOTE 6--DEFERRED CHARGES, NET



                                                                                DECEMBER 31,
                                                                                    1996
                                                                               ---------------
Leasehold premiums...........................................................  R$   14,733,000
Less: Accumulated amortization...............................................         (670,000)
                                                                               ---------------
                                                                               R$   14,063,000
                                                                               ---------------
                                                                               ---------------



NOTE 7--ACCRUED EXPENSES



                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                --------------
Rent payable..................................................................  R$     671,000
Accrued utilities.............................................................         219,000
Accrued freight...............................................................         100,000
Accrued maintenance...........................................................          84,000
Accrued advertising...........................................................          85,000
Other accrued liabilities.....................................................         472,000
                                                                                --------------
                                                                                R$   1,631,000
                                                                                --------------
                                                                                --------------



NOTE 8--NOTES PAYABLE



    a) The Company has revolving lines of credit agreements with several Brazilian financial institutions for maximum borrowings of R$2,750,000. As of December 31, 1996, the Company had R$1,715,000 outstanding under these facilities. Interest charged on these loans range from 1.5% to 2.5% per month and in some cases are guaranteed by certain of the Company's officers.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 8--NOTES PAYABLE (CONTINUED)


    b) As part of the Acquisitions, the Company incurred $2,500,000 (R$2,685,000) payable to the sellers with interest at the rate of 1 1/2% per annum over LIBOR due March 1998. Additionally, the Company incurred $1,800,000 (R$1,837,000) payable to BEIC for the purchase of certain trademarks. This payable bears interest at 6 7/8% per annum and is due in monthly installments equal to 4% of the Company's Net Revenues. At December 31, 1996, the Company owes R$247,000 on this obligation.



    c) Commencing in 1997, a major financial institution agreed to provide a credit facility of $3,000,000 to be used by the Company for information technology expenditures and an additional $2,000,000 for other restaurant equipment.



NOTE 9--INFLATIONARY EFFECTS ON THE FINANCIAL STATEMENTS



    Inflationary effects on the financial statements that are included in the statements of operations comprise principally net purchasing power gains. For the purposes of presenting the financial statements in their fully indexed form, realized inflationary gains and losses on non-interest bearing assets and liabilities have been allocated to the following captions of the statements of operations:



                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Net operating revenues.........................................................  R$    212,000
Cost of restaurant sales.......................................................        176,000
Restaurant occupancy and other expenses........................................         57,000
Depreciation and amortization..................................................       (278,000)
General and administrative expenses............................................         27,000
                                                                                 -------------
    Total......................................................................  R$    194,000
                                                                                 -------------
                                                                                 -------------



    The above stated gain and losses were generated from the following balance sheet accounts:



                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Cash and cash equivalents......................................................  R$    183,000
Accounts receivable............................................................         42,000
Other assets...................................................................        257,000
Accounts payable and accrued expenses..........................................       (102,000)
Payroll and related liabilities................................................       (137,000)
Taxes other than income taxes..................................................        (24,000)
Other liabilities..............................................................       (315,000)
                                                                                 -------------
    Total......................................................................  R$    (96,000)
                                                                                 -------------
                                                                                 -------------

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 9--INFLATIONARY EFFECTS ON THE FINANCIAL STATEMENTS (CONTINUED)


    Inflationary gains and losses on interest bearing assets and liabilities were allocated to the following captions in the statement of operations:



                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Gross interest income..........................................................  R$    292,000
Inflationary loss..............................................................       (308,000)
                                                                                 -------------
Net interest income............................................................  R$    (16,000)
                                                                                 -------------
                                                                                 -------------
Gross interest expense.........................................................  R$   (266,000)
Inflationary gain..............................................................        129,000
                                                                                 -------------
Net interest expense...........................................................  R$   (137,000)
                                                                                 -------------
                                                                                 -------------
Gross exchange (loss)..........................................................  R$    (75,000)
Inflationary gain..............................................................         81,000
                                                                                 -------------
Net exchange gain..............................................................  R$      6,000
                                                                                 -------------
                                                                                 -------------



    The inflationary gains and losses were generated from bank balances and bank overdrafts.



NOTE 10--CASH FLOW INFORMATION



    Supplemental Disclosure of Cash Flow information:



                                                                                DECEMBER 31,
                                                                                    1996
                                                                              ----------------
Interest paid...............................................................  R$       197,000
Income taxes paid...........................................................  R$     --

Details of Acquisitions:
  Fair Value of assets acquired.............................................  R$    41,535,000
  Liabilities assumed.......................................................  R$   (11,302,000)
  Stock issued..............................................................  R$   (11,986,000)
  Cash acquired.............................................................  R$      (238,000)
                                                                              ----------------
Net cash used in acquisitions...............................................  R$    18,009,000
                                                                              ----------------
                                                                              ----------------



NOTE 11--TAXATION



    Tax losses through December 31, 1996 relating to income tax and social contribution tax amount to R$7,673,000. Social contribution tax is a Brazilian tax levied on taxable income and is by its nature comparable to corporate income tax. At the date of Acquisition, Venbo had R$5,244,000 of loss carryforwards. The utilization of these pre-acquisition losses recognized subsequent to the Acquisition, first reduces to zero any goodwill related to the Acquisition, second reduces other non-current intangible assets to zero and third reduces income tax expense.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 11--TAXATION (CONTINUED)


    The accumulated tax loss position can be offset against future taxable income. Recent Brazilian tax legislation restricts the offset of accumulated tax losses to 30% of taxable profits on an annual basis. These losses can be used indefinitely and are not impacted by a change in ownership of the Company.



    The following is a reconciliation of the amount of reported income tax benefit and the amount computed by applying the combined statutory tax rate of 33% to the loss before income taxes:



                                                                             DECEMBER 31, 1996
                                                                             -----------------
Tax benefit at the combined statutory rate.................................   R$   (1,715,000)
Valuation allowances recorded against net deferred tax assets..............         1,715,000
Other......................................................................           (44,000)
                                                                             -----------------
Income tax benefit as reported in the accompanying consolidated financial
  statements...............................................................   R$      (44,000)
                                                                             -----------------



    The following summarizes the composition of deferred tax assets and liabilities and the related valuation allowance at December 31, 1996, based on temporary differences and tax loss carryforwards determined by applying social contribution tax and income tax rates of respectively, 8% and 25%.



                                                                      SOCIAL
                                                                   CONTRIBUTION       INCOME
                                                                       TAX              TAX             TOTAL
                                                                  --------------  ---------------  ---------------
Deferred tax assets:
  Tax loss carry forward........................................  R$   1,610,000  R$    4,470,000  R$    6,080,000
  Provision for contingencies...................................           2,000            6,000            8,000
                                                                  --------------  ---------------  ---------------
    Total deferred tax assets...................................       1,612,000        4,476,000        6,088,000
                                                                  --------------  ---------------  ---------------

Deferred tax liabilities:
  Deferred income...............................................           8,000           27,000           35,000
  Present value adjustment......................................           1,000            3,000            4,000
  Fixed assets..................................................          65,000          205,000          270,000
  Deferred charges..............................................         590,000        1,841,000        2,431,000
                                                                  --------------  ---------------  ---------------
    Total deferred tax liabilities..............................         664,000        2,076,000        2,740,000
                                                                  --------------  ---------------  ---------------
Net deferred tax assets.........................................         948,000        2,400,000        3,348,000
Valuation allowance.............................................         948,000        2,400,000        3,348,000
                                                                  --------------  ---------------  ---------------
                                                                  R$         -0-  R$          -0-  R$          -0-
                                                                  --------------  ---------------  ---------------
                                                                  --------------  ---------------  ---------------



    The valuation allowance reflects the Company's assessment of the likelihood of realizing the net deferred tax assets in view of current operations and the Company's recurring losses.



NOTE 12--RELATED PARTY TRANSACTIONS



    The Company was charged $100,000 by an entity related to two of the Company's directors related to their assistance in the Company's financing activities.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 13--COMMITMENTS AND CONTINGENCIES



    A. OPERATING LEASES



    The future minimum lease payments under operating leases with an initial or remaining noncancelable lease term in excess of one year at December 31, 1996 are as follows:



DECEMBER 31,
-----------------------------------------------------------------------------
  1997.......................................................................  R$    3,661,000
  1998.......................................................................        3,209,000
  1999.......................................................................        2,842,000
  2000.......................................................................        2,463,000
  2001.......................................................................        2,175,000
  Thereafter.................................................................        4,782,000
                                                                               ---------------
  Total minimum lease payments...............................................  R$   19,132,000
                                                                               ---------------
                                                                               ---------------



    Rent expense was R$3,066,000 for the year ended December 31, 1996. Certain leases provide for escalations for common charges and real estate taxes as well as increased rent payments based upon net revenues.



    B. OTHER COMMITMENTS



    The Company has long term contracts (mainly 5 to 10 years) with all of its franchisees. Under these contracts the franchisee has the right to use the Bob's name and formulas in a specific location or area. The Company has no specific financial obligations in respect of these contracts.



    C. CONTINGENCIES



    In the normal course of business, Venbo is involved in legal procedures and claims with both private and governmental parties. At December 31, 1996, contingencies for labor, civil and fiscal claims exist for a total gross amount of approximately R$145,000. The balance sheet at December 31, 1996 contains a provision for these claims.



NOTE 14--SHAREHOLDERS' EQUITY



    PREFERRED STOCK



    The Board of Directors of the Company is empowered, without shareholder approval, to issue up to 5,000 shares of "blank check" preferred stock (the "Preferred Stock") with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. As of December 31, 1996, no preferred stock has been issued.



    COMMON STOCK



    In March 1996, the Company completed a Private Placement of 3,115,701 shares of its common stock at $3.20 per share, resulting in net proceeds to the Company of approximately $10,000,000.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 14--SHAREHOLDERS' EQUITY (CONTINUED)


    At the Closing of the Acquisition, the Company issued 1,046,422 shares of its common stock to Shampi valued at $3,348,550, in exchange for the assignment by Shampi to the Company of Shampi's right to acquire the outstanding quotas of Venbo.



    In September 1996, the Company closed a private placement of 621,250 units (the "Private Placement Units"). Each Private Placement Unit consisted of two shares of the Company's common stock and one warrant to purchase one share of common stock at an exercise price of $5.50 through September 20, 2001. The Company received net proceeds exclusive of related expenses of approximately $4,854,000.



    STOCK OPTION PLAN



    On September 18, 1992, the Company's Board of Directors and a majority interest of the shareholders of the Company approved the Trinity Americas Inc. 1992 Stock Option Plan (the "Plan"). The Plan was subsequently amended and restated on October 27, 1995.



    The Plan, as amended and restated, authorizes the granting of awards, the exercise of which would allow up to an aggregate of 500,000 shares of the Company's common stock to be acquired by the holders of said awards. The awards can take the form of Incentive Stock Options ("ISOs") or Non-qualified Stock Options ("NQSOs"). Options may be granted to employees, directors and consultants. ISOs and NQSOs are granted in terms not to exceed ten years and become exercisable as set forth when the award is granted. Options may be exercised in whole or in part. The exercise price of the ISOs must be at least equal to the fair market price of the Company's common stock on the date of grant or in the case of a plan participant who is granted ISOs and possesses more than 10% of the voting rights of the Company's outstanding common stock must be granted an option price with at least 110% of the fair market value on the date of grant and the option must be exercised within five years from the date of grant. The exercise price of all NQSOs granted under the Plan shall be determined by the Board of Directors of the Company at the time of grant. No options may be granted under the Plan after September 17, 2002.



    The Company accounts for awards granted to employees and directors under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation costs of these stock options been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:



                                                                                    1996
                                                                               ---------------
Net income (loss) as reported................................................  (R$   5,153,000)
Net income (loss) pro forma..................................................  (R$   5,824,942)
Primary loss per share as reported...........................................           (R$.67)
Primary loss per share pro forma.............................................           (R$.75)



    The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS does not apply to awards prior to 1995, as additional awards in future years are anticipated. No amounts are shown for 1995 as no options were issued during that time.

                    BRAZIL FAST FOOD CORP. AND SUBSIDIARIES
                        (FORMERLY TRINITY AMERICAS INC.)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     (EXPRESSED IN CURRENCY OF CONSTANT PURCHASING POWER AT MARCH 31, 1997)



NOTE 14--SHAREHOLDERS' EQUITY (CONTINUED)


    All transactions with individuals other than those considered employees, as set forth within the scope of APB No. 25, must be accounted for under the provisions of SFAS No. 123 during 1996, no options were granted to outside consultants.



    Vesting terms of the options range from immediately vesting of all options to a ratable vesting period of 5 1/2 years. Option activity for the years ended December 31, 1996 and 1995 is summarized as follows:



                                                                                 1996
                                                                      --------------------------
                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                                       SHARES    EXERCISE PRICE
                                                                      ---------  ---------------
Outstanding at beginning of year
  Options granted...................................................    465,000     $    4.71
  Options exercised.................................................     --            --
  Options canceled..................................................     --            --
                                                                      ---------
Outstanding at end of year..........................................    465,000     $    4.71
                                                                      ---------
                                                                      ---------
Exercisable at end of year..........................................    135,000     $    3.80
                                                                      ---------
                                                                      ---------



                                                            WEIGHTED AVERAGE    WEIGHTED AVERAGE
                                                            FAIR MARKET VALUE    EXERCISE PRICE
                                                           -------------------  -----------------
Options granted at a discount............................       $    4.53           $    4.81
Options granted at fair market value.....................       $    3.56           $    3.94
Options granted at a premium.............................       $    4.60           $    5.16



    At December 31, 1996, there were 35,000 shares available for grant under the Plan.



    The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 6.26%; no expected divided yield; expected lives of 5 years; and no expected stock price volatility of 142%.



    The following table summarizes information about stock options outstanding at December 31, 1996:



                    NUMBER         WEIGHTED                      NUMBER
                 OUTSTANDING        AVERAGE       WEIGHTED     EXERCISABLE    WEIGHTED
   RANGE OF           AT           REMAINING       AVERAGE         AT          AVERAGE
   EXERCISE      DECEMBER 31,     CONTRACTUAL     EXERCISE    DECEMBER 31,    EXERCISE
    PRICES           1996            LIFE           PRICE         1996          PRICE
--------------  --------------  ---------------  -----------  -------------  -----------
$3.25-$4.88..        160,000            4.64      $    3.87    $   100,000    $    3.33
 4.89- 5.25..        305,000            4.22           5.15         35,000         5.15
--------------       -------             ---          -----   -------------       -----
 3.25- 5.25..        465,000            4.37      $    4.71        135,000    $    3.80



NOTE 15--SUBSEQUENT EVENT



    During the first four months of 1997, the Company sold an aggregate of 400,000 shares of its Common Stock in unrelated transactions to two Brazilian banks respectively, and one European institutional investor, from which the Company derived net proceeds of $1,210,000.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the offering described in the Registration Statement:


Registration Fee................................................  $2,632.03
Accounting Fees and Expenses....................................  15,000.00
Legal Fees and Expenses.........................................  30,000.00
Printing and Reproduction.......................................   3,000.00
Miscellaneous...................................................   2,367.97
                                                                  ---------
Total Expenses..................................................  $50,000.00
                                                                  ---------
                                                                  ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article SEVENTH of the Certificate of Incorporation of Brazil Fast Food Corp. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Registrant power to indemnify. Article TENTH of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2), acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the ability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

    Section 145 of Delaware Corporation Law provides, inter alia, that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter, a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

    Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.

ITEM 16. EXHIBITS


5          Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.
23(a)      Consent of Arthur Andersen LLP
23(b)      Consent of KPMG Peat Marwick
23(c)      Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (included in Exhibit 5 hereof)
24         Power of Attorney (included in the signature page hereto)


ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (3) To remove from registration any means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 15 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of Rio de Janeiro, Country of Brazil, on the 2nd day of June, 1997.



                                BRAZIL FAST FOOD CORP.

                                BY:        /S/ ROGERIO CARLOS LAMIM BRAZ
                                     -----------------------------------------
                                             Rogerio Carlos Lamim Braz
                                                     PRESIDENT



                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter van Voorst Vader and Lawrence Burstein, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

  /s/ PETER VAN VOORST VADER    Chief Executive Officer
------------------------------    (Principal Executive          June 2, 1997
    Peter van Voorst Vader        Officer) and Director

   /s/ MARCOS BASTOS ROCHA      Chief Financial Officer
------------------------------    (Principal Financial and      June 2, 1997
     Marcos Bastos Rocha          Accounting Officer)

  /s/ OMAR CARNEIRO DA CUNHA    Chairman of the Board
------------------------------                                  June 2, 1997
    Omar Carneiro da Cunha

      /s/ IAN S. BARNETT        Director
------------------------------                                  June 2, 1997
        Ian S. Barnett

    /s/ LAWRENCE BURSTEIN       Director
------------------------------                                  June 2, 1997
      Lawrence Burstein

                                Director
------------------------------
 Jose Ricardo Bousquet Bomeny